UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12
THE PROGRESSIVE CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Progressive Corporation (NYSE:PGR) will hold its Annual Meeting of Shareholders on Friday, May 12, 2017, at 10:00 a.m., local time, at Progressive's Studio 96, 6671 Beta Drive, Mayfield Village, Ohio. At the Annual Meeting, shareholders will be asked to:

1.	Elect as directors the ten nominees identified in the attached Proxy Statement, each to serve for a term of one year;

2.	Approve The Progressive Corporation 2017 Executive Annual Incentive Plan;

3.	Approve The Progressive Corporation 2017 Directors Equity Incentive Plan;

4.	Cast an advisory vote to approve our executive compensation program;

5.	Cast an advisory vote on the frequency of the shareholder vote to approve our executive compensation program;

6.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017; and

7.	Transact such other business as may properly come before the meeting.
The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation at the close of business on March 17, 2017 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting.
Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 31, 2017
The Proxy Statement and the 2016 Annual Report to Shareholders
are also available at progressiveproxy.com.

A MESSAGE FROM THE BOARD OF DIRECTORS
March 31, 2017
One of the most important responsibilities of a board of directors for a public company is CEO succession planning and the choice of a leader to whom day-to-day management of the company can be entrusted. As such, we wanted to take this opportunity to give you more information about the succession planning process leading up to our announcement in May 2016 that we had elected Tricia Griffith to succeed Glenn Renwick as our CEO, and that Glenn would remain as our Executive Chairman of the Board for the following year. This announcement, though momentous, was but the last step in a multi-year process.
Events beyond the board’s control can sometimes dictate that action be taken on short notice, so boards regularly undertake succession planning exercises to maintain a state of readiness. Of course, a board’s preference would always be to execute a succession plan over a longer period of time, with advance notice and the luxury of focused attention on the issue. Our Board had that luxury. Glenn initiated the succession planning with the Board several years in advance of the window in which he was interested in retiring and felt other key leaders would be ready to be considered. We began to work in earnest with him to develop a thorough process to evaluate internal CEO candidates, expose them to the Board and shareholders in meaningful ways, assess their business acumen, company and industry knowledge, leadership skills and other important characteristics, and compare them to potential candidates that could be available from outside the company.
Although at the front end the Board was familiar with the internal candidates, each of whom was a long-time executive of the company and had been discussed in our regular annual succession planning efforts, we had much to learn about their respective abilities to lead a large public company. Glenn crafted executive roles for the candidates that would provide an expanded view of the business along with commensurate responsibilities and board level interaction. The Board also undertook a purposeful process in which they had the opportunity to observe and evaluate the candidates over an extended time period in many different settings, including formal Board presentations, Board/management meetings, shareholder and investor relations presentations, one-on-one or small group discussions with directors, and social occasions, to name a few. We also had the benefit of Glenn’s ongoing insights into the performance of each candidate as an executive of the company. Finally, the Board retained a nationally recognized executive search and consulting firm to assess the leadership qualities and other strengths and weaknesses of the candidates, through various types of testing, personal interviews, 360 degree evaluations, and other proprietary techniques. As a result of this process, the Board was able to conclude that we had highly qualified internal candidates for the CEO role.
The participation of the executive search firm was also important from another perspective, as it enabled us to benchmark the internal candidates against the pool of candidates we would likely see if we were to conduct an external CEO search. The search firm had been through many such searches in many different industries and was therefore familiar with the characteristics of highly qualified and competent CEO candidates. As such, the search firm was uniquely positioned to provide the Board with guidance on how our internal candidates “stacked up,” and we were pleased to receive their advice that the internal candidates compared very favorably with the likely pool of external candidates.
In the end, and after many hours of conversations among the Board and among the non-management directors in executive sessions, we decided that elevating an internal candidate was the best outcome for the company and its shareholders, and we chose Tricia Griffith to be Glenn’s successor as CEO. As a then-current executive with responsibility for most of the company’s insurance operations, Tricia’s election provided a seamless transition and operating continuity for a company that has been performing at a very high level.
We also thought that continuity and Tricia’s transition could be enhanced by Glenn’s continued participation on the Board. As a result, the independent directors asked Glenn to remain on the Board as Executive Chairman, and he agreed to stay on. In this capacity, we can continue to benefit from his leadership and knowledge of the business, and he is in a position to serve as a resource and mentor to Tricia in her new role. Given that Glenn currently remains an executive in this capacity, the Board also decided it was appropriate to continue the Lead Independent Director role, and Lawton Fitt was elected to serve in that position after Steve Hardis retired from the Board last May. The Board believes that the company and its shareholders are well served by this leadership structure.
* * * *

We would like to thank you for your continuing ownership interest in The Progressive Corporation. As we discussed in last year’s letter, we welcome shareholder input into matters important to the company and the Board. You can find the details of how to contact us in the Proxy Statement that follows.
On behalf of the Board of Directors,

/s/ Glenn M. Renwick	/s/ Lawton W. Fitt
Glenn M. Renwick	Lawton W. Fitt
Executive Chairman of the Board	Lead Independent Director

The Progressive Corporation
Proxy Statement

i

THE PROGRESSIVE CORPORATION
PROXY STATEMENT
GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, each described in more detail below.
The Annual Meeting will take place on Friday, May 12, 2017, at 10:00 a.m., local time, at Progressive's Studio 96, 6671 Beta Drive, Mayfield Village, Ohio 44143. Your proxy also may be voted at any adjournment or postponement of the meeting.
The form of proxy (proxy card), this Proxy Statement, and Progressive’s 2016 Annual Report to Shareholders will be mailed to shareholders beginning on or about April 3, 2017.
All proxies that are properly completed and submitted over the Internet or by telephone, and all properly executed written proxies, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting. If a shareholder executes and delivers their proxy card without directions on how to vote their shares, then the shares represented by the proxy card will be voted as recommended by the Board of Directors.
Only shareholders of record of The Progressive Corporation at the close of business on March 17, 2017, the record date, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting. Each shareholder on the record date is entitled to one vote for each of our common shares, $1.00 par value, held by the shareholder. On the record date, we had 580,902,022 common shares outstanding.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these materials?
You received these materials because you were a shareholder of The Progressive Corporation on the record date. We hold a meeting of our shareholders annually. At the meeting, shareholders will be asked to vote on the matters listed in the Notice of Annual Meeting of Shareholders. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.
What is a proxy?
A proxy is the legal authority that you give to another person to vote the shares you own at our Annual Meeting. The person you designate to vote your shares also is referred to as your proxy. If you designate someone as your proxy in a written document, that document sometimes is referred to as a proxy or proxy card. When you submit a proxy card or you submit your vote over the Internet or by phone, the person named as your proxy is required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, each shareholder is able to ensure that his or her vote is counted without having to attend the Annual Meeting in person.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below). The Board recommends that you vote FOR each director nominee named in this Proxy Statement and FOR each of the other proposals described in this Proxy Statement, except proposal 5, as to which the Board recommends that you select ONE Year.
What is a proxy statement?
This document (excluding the preceding message from the Board of Directors and the 2016 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. A proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries and affiliates, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?
Holders of our common shares at the close of business on March 17, 2017, the record date, are entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. Each share is entitled to one vote for each director nominee and on each other matter properly brought before the meeting.
What is the difference between a “shareholder of record” and a shareholder who holds shares in “street name?”
If you hold Progressive common shares directly, either in stock certificate form or book-entry form, in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and proxy card have been sent directly to you by us or our representative.
If you own your shares indirectly through a brokerage firm, bank, or other financial institution (each, a "broker"), your shares are said to be held in “street name.” Technically, your broker is the one that votes those shares. In this case, these materials and a voting instruction form have been forwarded to you by your broker or their designated representative. Through this process, your broker collects the voting instructions from all of its customers who hold Progressive common shares and then submits votes to us in accordance with those instructions.
Under New York Stock Exchange (NYSE) rules, we expect that your broker will NOT be able to vote your shares with respect to the election of directors and Items 2 through 5, UNLESS you provide voting instructions to your broker (see the question “What are broker discretionary voting and broker non-votes?” below for more information). We strongly encourage you to exercise your right to vote.
What methods can I use to vote?
By Internet or Telephone. All shareholders of record can vote via the Internet or by touch-tone telephone from the U.S. and Canada, following the directions set forth on the proxy card. Internet and telephone voting for street-name holders is typically made available by brokers. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote by Internet or telephone, you do not have to return your proxy card or voting instruction form.
By Mail. All shareholders of record can vote using the enclosed proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street-name holder, you will receive from your broker information on how to submit your voting instructions.
In Person. All shareholders of record may vote in person at the Annual Meeting. Street-name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their broker. If you are a street-name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date. A photo identification is required to vote in person. 401(k) plan holders are not eligible to vote in person at the Annual Meeting.
401(k) Plan Holders. If you hold shares in Progressive's 401(k) plan, you will receive separate information on how to instruct the plan trustee to vote the shares held on your behalf under the plan. If your voting instructions are received before the trustee's deadline, your 401(k) plan shares will be voted according to the instructions that you provide. If you do not specify your voting instructions in the manner required, your shares will not be voted. To allow the trustee sufficient time to process instructions, you must submit your voting instructions by 11:59 p.m., eastern time, on Tuesday, May 9, 2017.
If I submit a proxy, may I later change or revoke it?
Yes. If you are a shareholder of record, you can revoke your proxy at any time before votes are cast at the Annual Meeting by:

•	providing written notice to the Secretary of the company;

•	timely delivering a valid, later-dated, and signed proxy card or a later-dated vote by telephone or via the Internet; or

•	voting in person at the Annual Meeting.

If you are a street-name holder of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the Annual Meeting, if you obtain a legal proxy as described in the answer to the previous question.
If you hold shares in our 401(k) plan, you can change your voting instructions at any time prior to 11:59 p.m., eastern time, on Tuesday, May 9, 2017; voting of 401(k) plan shares in person at the Annual Meeting is not permitted.
Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.
Who counts the votes?
Votes will be tabulated by, or under the direction of, the Inspectors of Election, some of whom may be our regular employees. The Inspectors of Election will certify the results of the voting at the Annual Meeting.
What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?
You have the right to vote FOR or AGAINST each director nominee and each other proposal, or to ABSTAIN from voting, except for proposal 5, which has the choice of ONE Year, TWO Years, THREE Years, or ABSTAIN. Assuming that at least a majority of our common shares outstanding are present at the meeting either in person or by proxy (called a quorum), the following table summarizes the vote required for approval regarding the director elections and each other proposal, as well as the Board’s voting recommendation.

Item Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed?[1]	Effect of Abstentions and Broker Non-Votes[1]
1	Elect as directors the 10 nominees identified in this Proxy Statement, each to serve for a term of one year	FOR each nominee	Majority of votes cast	No	See note 2
2	Approve The Progressive Corporation 2017 Executive Annual Incentive Plan	FOR	Majority of votes cast	No	See note 3
3	Approve The Progressive Corporation 2017 Directors Equity Incentive Plan	FOR	Majority of votes cast	No	See note 3
4	Cast an advisory vote to approve our executive compensation program	FOR	Majority of votes cast	No	See note 2
5	Cast an advisory vote on the frequency of the shareholder vote on our executive compensation program	ONE Year	Option receiving the most votes	No	See note 2
6	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017	FOR	Majority of votes cast	Yes	See note 2
1 See the question below entitled “What are broker discretionary voting and broker non-votes?” for additional explanation.
2 Abstentions and unvoted shares (including broker non-votes) will not be considered as votes cast.
3 Abstentions will be treated as votes cast and, therefore, will have the same effect as votes against this proposal. Broker non-votes will not be considered as votes cast.

What are broker discretionary voting and broker non-votes?
For shares held in “street name,” when a broker does not receive voting instructions from its customers, the question arises whether the broker nonetheless has the discretion to vote those shares. For us, the answer to that question depends on whether the NYSE classifies the matter being voted on as “routine” or “non-routine.”
For routine matters, the NYSE gives brokers the discretion to vote, even if they have not received voting instructions from their customers (sometimes referred to as the “beneficial owners”). Each broker has its own policies that control whether or not it casts votes for routine matters. In this Proxy Statement, only the ratification of our independent registered public accounting firm (Item 6) is expected to be considered routine by the NYSE.
For non-routine matters, the NYSE prohibits brokers from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, each item other than the ratification of our independent registered public accounting firm is expected to be considered non-routine by the NYSE. As a result, on each of those items, if you hold your shares in street name, your shares will be voted only if you give instructions to your broker.
The NYSE will make final determinations about our proposals and will inform the brokers whether each proposal is considered routine or non-routine. To ensure that your shares are voted, we strongly encourage you to provide your broker with your voting instructions.
Can I access the proxy materials on the Internet?
Yes. The proxy materials are available on a dedicated website at progressiveproxy.com. In addition, our Annual Report on Form 10-K is available at the Investor Relations section of our website at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by calling (440) 395-2222, by email to investor_relations@progressive.com, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
If you hold your shares in street name, your broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials delivered to you by your broker regarding the availability of this service.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS STRONGLY ENCOURAGES YOU TO VOTE YOUR SHARES BY PROXY PRIOR TO THE MEETING. YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE VOTING INSTRUCTIONS CAREFULLY TO MAKE SURE THAT YOUR SHARES ARE VOTED APPROPRIATELY.

ITEM 1: ELECTION OF DIRECTORS
Our Code of Regulations establishes the number of directors at no fewer than five and no more than 13. The number of directors has been fixed at 10, and there are currently 10 directors on the Board. In this proposal, we are asking shareholders to elect as directors the 10 nominees named below.
Each director elected will serve a one-year term and until his or her successor is duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for substitute nominee(s), if any, as the Board of Directors may propose.

Nominees for Director. Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the following persons for election to the Board.

•	Stuart B. Burgdoerfer

•	Charles A. Davis

•	Roger N. Farah

•	Lawton W. Fitt

•	Susan Patricia Griffith

•	Jeffrey D. Kelly

•	Patrick H. Nettles, Ph.D.

•	Glenn M. Renwick

•	Bradley T. Sheares, Ph.D., and

•	Barbara R. Snyder.
Each of the 10 nominees is currently a director of the company. Information regarding the nominees can be found below in "Director Information."

The Board of Directors recommends that you vote FOR the election of each nominee.
Voting Requirements. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 10 nominees named in this Proxy Statement.
A nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a “majority voting standard.” If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a “plurality voting standard”). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected. Abstentions and unvoted shares (including broker non-votes) will not be considered as votes cast.
If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but under our Corporate Governance Guidelines, he or she is expected to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures set forth in our Corporate Governance Guidelines and announce its determination whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10-day period.
If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or distribute such number of votes among the nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or you submit your proxy by telephone or over the Internet, and voting for the election of directors is cumulative, the persons named as your proxies on the proxy card will have the authority to cumulate votes and to vote the shares represented by your proxy, and by other proxies held by them, so as to elect as many of the 10 nominees named above as possible.
Selection of Nominees for Director. The Nominating and Governance Committee evaluates each director candidate individually when considering whether he or she should be nominated to serve on the Board. The Committee looks for candidates who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s charter - integrity, judgment, commitment, preparation, participation, and contribution - and who possess the general qualities required to serve successfully as a director, including intelligence, thoughtfulness, and diligence. The Committee reviews the extent of the candidate’s demonstrated excellence and success in his or her chosen career and the specific skills the candidate would be expected to add to the Board.
The Committee also considers the Board’s needs, the qualifications of other available candidates, and how the addition of the candidate to the Board would enhance the Board’s overall diversity and capabilities. The Board's policy is to include individuals with a wide variety of talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as gender, race, ethnicity, and age, whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse investor, customer, agent, and employee bases. To evaluate the impact of the addition of a candidate on the diversity of the Board, the Committee considers how distinct the candidate’s background, experience, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The Committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristics, skills, or a combination thereof.
Currently, our Board includes a mixture of long-tenured and newer directors with strong operating experience in a wide variety of industries, such as financial services, healthcare, telecommunications, retail, and higher education, and with substantial experience working in a variety of functions, including consumer marketing, technology, investments, capital management, finance, accounting and control, and risk analysis. Our directors also have a wealth of experience serving on an array of public, private, and non-profit boards.

Director Information. The following information is provided for each nominee and includes descriptions of each director’s specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve on the Board of Directors. Unless otherwise indicated, each director has held the principal occupation indicated for more than the last five years. The current term of each director expires on the date of our Annual Meeting on May 12, 2017.

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Stuart B. Burgdoerfer (54) Director since: 2009
Executive Vice President and Chief Financial Officer, L Brands, Inc., Columbus, Ohio (retailing)

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience working in leadership roles as a financial professional, including his current role as the Chief Financial Officer of L Brands, Inc. and, before that, as Senior Vice President of Finance of The Home Depot, Inc. Mr. Burgdoerfer enhances the Board’s financial expertise and is a valuable member of our Audit Committee as an Audit Committee Financial Expert.

Current None Former None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Charles A. Davis (68) Director since: 1996
Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (private equity investing)

Mr. Davis has broad financial, investment, and capital management expertise developed through his work at Goldman Sachs Group, investment management experience at MMC Capital, Inc., service as Chief Executive Officer of Stone Point Capital LLC, and his position as a member of the Advisory Committee of Deutsche Bank (Americas). The Board values Mr. Davis’s extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He also has substantial experience serving on the boards of other public and private companies.

Current AXIS Capital Holdings Limited The Hershey Company Former None

Roger N. Farah (64) Director since: 2008
Executive Director, Tory Burch LLC, New York, New York (retailing) since March 2017; Co-Chief Executive Officer, Tory Burch LLC, from September 2014 through February 2017; Executive Vice Chairman, Ralph Lauren Corporation, New York, New York (lifestyle products) from November 2013 to May 2014; President and Chief Operating Officer, Ralph Lauren Corporation prior to November 2013

Mr. Farah was chosen to serve as a director principally due to his experience serving in executive officer positions at Tory Burch LLC and Ralph Lauren Corporation and his director position at Ralph Lauren Corporation. The extensive management and operational experience Mr. Farah has attained enables him to add significant value to the Board, particularly in the area of brand development and management. He brings a unique retail perspective to the Board as a result of his experience working in an executive management role in a consumer-focused industry that is different than the property and casualty insurance industry.
Current Aetna, Inc. Metro Bank PLC Tiffany & Co. Former Ralph Lauren Corporation

Lawton W. Fitt (63) Director since: 2009
Lead Independent Director, The Progressive Corporation, Mayfield Village, Ohio since May 2016; Corporate Director; Retired Partner, Goldman Sachs Group, New York, New York (financial services)

Ms. Fitt has substantial experience in the areas of investment banking and risk analysis, including insight into the operation of capital markets, as a result of her work as a partner at Goldman Sachs Group. In addition, she attained executive management experience through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.

Current Ciena Corporation The Carlyle Group Former ARM Holdings plc Thomson Reuters Corporation

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Susan Patricia Griffith (52) Director since: 2016
President and Chief Executive Officer, The Progressive Corporation, Mayfield Village, Ohio since July 2016; Vice President from May 2015 through June 2016; Personal Lines Chief Operating Officer from April 2015 through June 2016; President of Customer Operations from April 2014 to March 2015; Claims Group President prior to April 2014

Mrs. Griffith has been with the company since 1988 and has held a series of executive leadership positions, including Chief Human Resource Officer, Claims Group President, in charge of the entire Claims organization, President of Customer Operations, overseeing the company's contact center (sales and delivery), customer experience, systems experience and workforce management groups, and Personal Lines Chief Operating Officer, where she oversaw the Personal Lines, Claims, and Customer Relationship Management groups. During 2016, she was elected by the Board as Chief Executive Officer and a Director.  Mrs. Griffith’s intimate knowledge of the company and her leadership experience give her a deep understanding of the Company’s culture, operations, challenges, and opportunities.
Current None Former The Children's Place, Inc.

Jeffrey D. Kelly (63) Director since: 2012 Prior service: 2000-2009
Retired; Chief Operating Officer and Chief Financial Officer, RenaissanceRe Holdings Ltd., Pembroke, Bermuda (reinsurance services) from December 2014 to September 2016; Chief Financial Officer, RenaissanceRe Holdings Ltd. prior to December 2014

Mr. Kelly brings a strong history of executive management, investment management, capital markets, and operational experience in the financial services industry. Among other responsibilities, he has served as the principal financial officer at a major commercial bank and a large reinsurer. Mr. Kelly's prior tenure with the Board and its committees gives him valuable insight into our insurance and investment operations. Due to his roles at RenaissanceRe, Mr. Kelly also provides a different perspective about the insurance industry.
Current None Former None

Patrick H. Nettles, Ph.D. (73) Director since: 2004
Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)

Dr. Nettles’s extensive technical experience, including his experience working as an engineer, engineering manager, and his position as Chairman of the Board of Ciena Corporation, are chief among the reasons he was selected to serve on the Board of Directors. His experience and education, which includes a Ph.D. in physics, along with his significant operational experience as the Chief Executive Officer of Ciena, give him a unique perspective that enables him to make significant and distinct contributions to our Board. In addition, his past experience as a chief financial officer enables him to add great value to the Audit Committee as the Committee Chairman and an Audit Committee Financial Expert. Dr. Nettles’s service as a director at other public companies also factored into the decision to select him to serve on our Board of Directors.
Current Axcelis Technologies, Inc. Ciena Corporation Former None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Glenn M. Renwick (61) Director since: 1999
Executive Chairman of the Board,The Progressive Corporation, Mayfield Village, Ohio since July 2016; Chairman of the Board, President, and Chief Executive Officer from November 2013 through June 2016; President and Chief Executive Officer prior to November 2013

Mr. Renwick has over 30 years of experience working in significant management positions at Progressive. He served as Chief Executive Officer of insurance operations in 2000 and as the Chief Executive Officer of the company from 2001 through June 2016. Mr. Renwick has served in a variety of operating roles during his tenure at Progressive, including product manager, the head of the company's marketing organization, and business technology leader. This experience enables him to provide unparalleled insight on the company’s operations and the property and casualty insurance industry. Mr. Renwick also has gained significant experience working in an oversight role through his service as an independent director on other corporate boards.
Current Fiserv, Inc. UnitedHealth Group Incorporated Former None

Bradley T. Sheares, Ph.D. (60) Director since: 2003
Corporate Director; Former Chief Executive Officer, Reliant Pharmaceuticals, Inc., Liberty Corner, New Jersey (pharmaceutical products)

Dr. Sheares has substantial executive management experience he attained in his tenure as President of the U.S. Human Health Division of Merck & Co., Inc. and as Chief Executive Officer of Reliant Pharmaceuticals, Inc. These roles enabled Dr. Sheares to gain valuable sales, marketing, advertising, brand management, healthcare, mergers and acquisitions, research and development, and risk management experience. The Board also benefits from the technical perspective Dr. Sheares brings, due in part to his having earned a Ph.D. in biochemistry and his background in the sciences. In addition, the Board values the significant experience Dr. Sheares has gained through his service on the boards of a diverse set of public companies.
Current Henry Schein, Inc. Honeywell International, Inc. Former Covance Inc.

Barbara R. Snyder (61) Director since: 2014
President, Case Western Reserve University, Cleveland, Ohio (higher education)

Ms. Snyder has extensive leadership experience as the President of Case Western Reserve University, in addition to leadership positions she has held at non-profit and university organizations and as a member of another public company board. Since being named President of Case in 2007, she has led a revitalization of the school, instituting a strategic planning process and eliminating a multi-million dollar deficit that she inherited, while overseeing enhancements of academic excellence, faculty collaboration, fundraising efforts, and the qualifications and diversity of Case’s student body. Her executive role at a leading university with strong research capabilities in science, engineering and technology, among other fields, along with her understanding of younger consumers and their technology habits, brings a unique perspective to our Board.
Current KeyCorp Former None

OTHER BOARD OF DIRECTORS INFORMATION
Board of Directors Independence Determinations
We are required to have a majority of independent directors under NYSE Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding our directors. At its meeting in February 2017, the Board considered the independence of each of the Board members, taking into account relevant facts and circumstances of each director’s relationships (if any) with the company and its subsidiaries described below under “Transactions with Related Parties.” Based on this review, the Board determined that each of our current directors is independent under the NYSE Listing Standards, with the exception of Mrs. Griffith and Mr. Renwick, each of whom is an executive officer of the company.
Leadership Structure

Mr. Renwick serves as the company’s Executive Chairman of the Board. The Board first appointed Mr. Renwick to the position of Chairman in November 2013. Mr. Renwick's appointment is reviewed by the Board annually.

The Board unanimously determined that Mr. Renwick is the best person to serve as our Chairman, due to his strong leadership of the company while serving as CEO, his in-depth understanding of the company’s operations and the competitive environment, and his vision for the company’s future. Mr. Renwick has worked for the company since 1986 in a variety of leadership roles, culminating in service as President and CEO from 2001 until 2016. During his tenure as CEO, Mr. Renwick displayed respect for the oversight and advisory roles of the Board and he fostered a strong working relationship with the Board, which has continued in his role as Chairman. His operational history and leadership of the company provide him a unique perspective to continue to lead the Board.

With the appointment of Mrs. Griffith as President and CEO of the Company in July 2016, the Board further determined that Mr. Renwick’s continued service as Chairman would enhance management continuity for the company and provide a valuable resource for Mrs. Griffith as she transitioned into her new role. As a result, the Board also concluded that splitting the roles of Chairman and CEO was the best leadership structure for the Board at that time.

Given that Mr. Renwick is not an independent director under applicable NYSE rules, the Board was also mindful of the need to continue the strong voice of independent directors that has historically existed on our Board. To that end, the Board continued the role of Lead Independent Director, a position to which Ms. Fitt had been elected by independent directors in May 2016.

Pursuant to our Corporate Governance Guidelines, the Lead Independent Director works collaboratively with the Chairman and management on Board governance, process, and communication matters. The Lead Independent Director’s responsibilities specifically include:

•	presiding at all meetings of the Board at which the Chairman is not present or from which the Chairman is excused;

•	having the authority to call meetings of the Board or of the independent directors;

•	presiding at all meetings and executive sessions of the independent or non-management directors;

•
serving as the principal liaison to facilitate communications between the Chairman and the independent directors on Board-related issues, without inhibiting direct communications between the Chairman and other directors;

•	working with the Chairman to establish Board meeting schedules to ensure that there is sufficient time to discuss all agenda items;

•	consulting with the Chairman on the matters to be included on the Board’s meeting agendas and approving those agendas;

•	approving the type of information to be provided to directors for Board meetings, and advising the Chairman and management of any director concerns regarding the information provided; and

•	being available to serve as a liaison to shareholders, in consultation with the Nominating and Governance Committee, as further described in our Corporate Governance Guidelines.

In addition, the Lead Independent Director consults periodically with the Chairs of the various Board Committees to keep apprised of critical issues facing the company as they develop, and she carries out other appropriate duties as may be requested by the independent directors, the Board, or any of the Board Committees. The Lead Independent Director is elected annually by, and serves at the discretion of, the independent directors. Our Corporate Governance

Guidelines also provide that the Lead Independent Director will typically be a member of the Board’s Nominating and Governance Committee.

The independent directors concluded that Ms. Fitt is the best candidate to serve as the Lead Independent Director due to her performance as an independent director in representing shareholders’ interests. Ms. Fitt has a strong business background, executive management experience and additional experience as a member of a number of public company boards. Ms. Fitt's knowledge of our businesses acquired as a Board and Committee member, her demonstrated willingness to challenge management and the status quo, and her effective working relationship with Mr. Renwick and Mrs. Griffith, also contributed to the decision. The independent directors believe that Ms. Fitt, acting as the Lead Independent Director, along with the active participation of the other directors, has maintained a strong independent presence on our Board.
Risk Oversight
The Board assigns the bulk of its risk oversight responsibilities to the Audit Committee, which oversees our Enterprise Risk Management (ERM) program. The Audit Committee’s responsibilities with respect to risk oversight include the review of the guidelines, policies, and procedures that govern how we assess and manage our exposure to risk, and meeting periodically with management – including leaders and other representatives of the risk management department, compliance and ethics group, law department, control and  analysis (internal audit), security and information technology groups, external auditors, and other business units as necessary – to review our major operational, financial, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and manage or avoid such exposures. Our Management Risk Committee (MRC), which comprises members of management representing a cross-section of business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company. The MRC then formulates recommendations for managing those risks, which it presents to the Audit Committee for review. The Audit Committee reports to the full Board of Directors on our ERM program and MRC risk assessment.
The Board also assigns some risk oversight responsibilities to the Investment and Capital Committee and the Compensation Committee. The Investment and Capital Committee oversees our investment policy, which is designed to enable us to meet our business and financial objectives with a reasonable balance among risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that we have a capital plan that takes risk factors into consideration. The Compensation Committee regularly reviews the risks of our compensation plans and programs. Both of these committees regularly report to the full Board.
The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively because the whole Board is required to focus only on those risk issues deemed most critical by the Audit Committee or the other Committees. On the other hand, the Committees provide a deeper focus on overseeing management with respect to the full range of risks we confront. As mentioned above, the Lead Independent Director consults with the Committee Chairs as necessary to ensure that significant issues are brought to the attention of the independent directors. Otherwise, the Board’s administration of its risk oversight function has not affected the Board’s leadership structure.
Meetings of the Board of Directors and Attendance
The Board of Directors held six meetings during 2016.
All of the current directors were on the Board throughout 2016 except Mrs. Griffith, who was appointed to the Board in July 2016. All directors attended at least 75% of their scheduled Board and Committee meetings during their tenure.
Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders whenever possible. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Our 2016 Annual Meeting was attended by all of the then current directors.
A full copy of our Corporate Governance Guidelines can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.

Meetings of the Non-Management and Independent Directors

Our non-management directors meet in executive session periodically throughout the year, typically at the conclusion of regularly scheduled Board meetings. Each such meeting also constitutes a meeting of our independent directors. During 2016, the Lead Independent Director presided at these meetings. In the event that the Lead Independent Director, is not available to lead these meetings, the presiding director would be chosen by the non-management directors in attendance. In 2016, the non-management directors met in executive session five times.
Board Committees
The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.
The following table summarizes the Board’s current Committee assignments:

Name	Executive	Audit	Compensation	Investment and Capital	Nominating and Governance
Stuart B. Burgdoerfer		✓*
Charles A. Davis				✓	C
Roger N. Farah			✓		✓
Lawton W. Fitt	✓			C	✓
Susan Patricia Griffith	✓
Jeffrey D. Kelly		✓*
Patrick H. Nettles, Ph.D.		C*
Glenn M. Renwick	C			✓
Bradley T. Sheares, Ph.D.			C
Barbara R. Snyder		✓
✓ Member of the Committee
C Chairman of the Committee
* Audit Committee Financial Expert
Executive Committee. The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees and the power to adopt amendments to our Code of Regulations. During 2016, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on seven occasions.
Audit Committee. The Audit Committee is responsible for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report performance. The Audit Committee monitors the integrity of our financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firms. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee is financially literate, has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2016, the Audit Committee met 10 times and adopted resolutions by written action pursuant to Ohio corporation law on one occasion.
Audit Committee Financial Experts. The Board of Directors has determined that each of Dr. Nettles, Mr. Burgdoerfer, and Mr. Kelly is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that each has accounting or related financial management expertise, as required by the NYSE Listing Standards. Dr. Nettles is the current Executive Chairman of the Board of Ciena Corporation and its former Chief Executive Officer, and has been a member of our Audit Committee since 2005. Mr. Burgdoerfer is the Chief Financial Officer of L Brands, Inc. and was formerly the Senior Vice President of Finance of a major retail company. Mr. Kelly was formerly the Chief Operating Officer and Chief Financial Officer of RenaissanceRe Holdings Ltd., and previously served as the Chief Financial Officer at a major commercial bank. The Board has determined that through appropriate education and experience, Dr. Nettles, Mr. Burgdoerfer, and Mr. Kelly each has demonstrated that he possesses the following attributes:

•	an understanding of accounting principles generally accepted in the United States of America and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•
experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and

•	an understanding of audit committee functions.
Compensation Committee. The Compensation Committee is composed entirely of independent directors, each of whom, the Board has determined, also satisfies the additional requirements for independence of a compensation committee member under NYSE rules. The Compensation Committee makes final determinations regarding executive compensation, including salary, equity-based awards, and non-equity incentive compensation (cash bonus) targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering third-party compensation data for comparable companies, internal analyses, and recommendations presented by management. The executive compensation decisions for executive officers generally represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of our compensation and law departments, other Progressive personnel, and compensation consultants. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.
The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to “Gainsharing,” our annual cash bonus program) also apply to incentive plans covering most non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for non-executive level employees. During 2016, the Compensation Committee met eight times and adopted resolutions by written action pursuant to Ohio corporation law on three occasions.
Compensation Consultants. The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. The Committee has engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide advice and other services related to executive officer and director compensation matters in general and the terms of The Progressive Corporation 2017 Directors Equity Plan, which shareholders are being asked to approve at the Annual Meeting. Prior to these engagements, the Committee reviewed the independence of Semler Brossy and reviewed this relationship for conflicts of interest. The Committee concluded that Semler Brossy is independent of the company’s management and does not have a conflict of interest.
During 2016, management retained Pearl Meyer & Partners to provide comparative compensation information and analyses for our executive officers and directors, among other assignments. The company determined that Pearl Meyer does not have a conflict of interest.
Investment and Capital Committee. The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to rational and prudent investment and capital management policies; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements, as well as internal guidelines, pertaining to investment and capital management; the competence and performance of the company’s internal and external money managers, and the compensation of the company’s external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2016, the Investment and Capital Committee met five times.
Nominating and Governance Committee. The Nominating and Governance Committee is composed entirely of independent directors. Among other responsibilities, the Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates.
The Committee also is responsible for monitoring corporate governance matters as they affect the Board and the company. The Committee regularly reviews our Corporate Governance Guidelines and related matters to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from its members, other Board members, or management. During 2016, the Nominating and Governance Committee met five times.
The Nominating and Governance Committee welcomes input from shareholders regarding potential director nominees. Shareholders can recommend a candidate for consideration by the Committee. These procedures are described under “Procedures for Recommendations and Nominations of Directors and Shareholder Proposals.”
Communications with the Board of Directors
The Board of Directors has adopted procedures for shareholders or other interested parties to send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors, as appropriate, and sent to either of the following:

•	Lawton W. Fitt, Lead Independent Director, email: lead_director@progressive.com.

•	Daniel P. Mascaro, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or email: secretary@progressive.com.
The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the sending party.
Transactions with Related Parties
From time to time, we may enter into transactions with a director or executive officer, certain of his or her relatives, or an entity in which one or more of our directors or executive officers is a substantial owner, director, or executive officer. With limited exceptions relating to ordinary course insurance transactions (such as purchasing one of our policies or making claims payments required by our policies), such transactions must be disclosed to and, in some circumstances, approved by our Board of Directors under our Code of Business Conduct and Ethics. This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. The Board reviews these transactions on an annual basis and as they are identified.
In addition, if such a transaction exceeds $120,000 per year, the Board of Directors may take it into account in determining whether the director in question is independent under applicable rules and regulations. The following discussion sets forth those transactions considered by the Board in February 2017 when determining the independence of the applicable directors. Each of these relationships and transactions was approved by the Board.

•
Mr. Davis, our director, is a director of AXIS Capital Holdings Limited. Prior to July 31, 2009, AXIS reinsured part of our directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. This business is currently in run-off and no new policies are being reinsured under the arrangement. During 2016, we collected $523,000 on paid losses related to this coverage. At December 31, 2016, we had $186,000 of reinsurance recoverables under this arrangement. In addition, Mr. Davis is Chief Executive Officer of Stone Point Capital, which has, among its holdings, an interest in HCBF Holding Company, Inc. During 2016, we paid approximately $221,000 to HCBF for banking services.

•
Mr. Farah, our director, is a director of Aetna, Inc. Aetna is the principal administrator of the health and welfare plans that we provide to employees. In 2016, we paid approximately $16 million in the aggregate to Aetna and its subsidiaries for Aetna's plan administration services and related products and services. In addition, we paid a total of $9.1 million to two subsidiaries of Aetna to access voluntary network provider pricing for certain claims-related payments.

•
Ms. Fitt, our director, is a director of The Carlyle Group.  Carlyle has an investment in Service King Paint & Body, LLC, a collision repair company, Extreme Reach, Inc., a television and digital video advertising company, and CommunityOne Bancorp, a publicly traded financial institution. Service King is one of Progressive’s network body shops and was paid $36.7 million during 2016 for claims-related vehicle repairs.  In addition, during 2016, we paid $271,000 to Extreme Reach for advertising services and $189,000 to CommunityOne for banking services.

•
Mr. Kelly, our director, was an executive officer of RenaissanceRe Holdings Ltd., a reinsurance company, until he retired in September 2016. RenaissanceRe and its subsidiaries reinsure a portion of the homeowners insurance business of American Strategic Insurance Corp. and other subsidiaries and affiliates ("ASI"). We hold a controlling interest in ARX Holding Corp. ("ARX"), which is the parent of ASI. During 2016, ASI ceded approximately $9.2 million of premiums to RenaissanceRe, and RenaissanceRe paid ASI approximately $13,000 for losses incurred. At December 31, 2016, we had $86,000 of reinsurance recoverables under this arrangement.

•
Mr. Renwick, our Executive Chairman of the Board, is a director of Fiserv, Inc. and UnitedHealth Group Incorporated. We paid $101,000 to Fiserv, or its subsidiaries, for e-bill, check-clearing, and claims processing services during 2016. ASI has contracted with UnitedHealth to provide health insurance for ASI’s employees, and Progressive has contracted with two of UnitedHealth's subsidiaries for services related to billing services. During 2016, ASI and Progressive paid UnitedHealth and its subsidiaries an aggregate of $5.8 million for insurance premiums and billing services.

•	Ms. Snyder, our director, is also President of Case Western Reserve University. During 2016, we purchased training programs from Case at a cost of $136,000.
John F. Auer, President and CEO of ARX, has two adult children and a spouse of a child, who were employed by ASI during 2016. Using the Summary Compensation Table methodology, the collective dollar value of these employment relationships for 2016 was less than $187,000. We believe that the level of compensation is appropriate in view of each individual’s position, responsibilities, and experience and is consistent with ASI’s overall compensation structure.
Patrick K. Callahan, one of our executive officers, has a brother who is an executive officer of LinkedIn Corporation. During 2016, we paid $368,000 for advertising to LinkedIn.
John P. Sauerland, our Chief Financial Officer, is a director of Beazley plc., which reinsures a portion of the homeowners business of ASI. During 2016, ASI ceded approximately $3.6 million in premiums to Beazley and collected $240,000 on paid losses related to this coverage. At December 31, 2016, we had $530,000 of reinsurance recoverables under this arrangement.
Compensation Committee Interlocks and Insider Participation
Dr. Sheares and Mr. Farah served as members of the Board’s Compensation Committee during 2016. There are no Compensation Committee interlocks.

                                                         REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors consists of the four directors named below, each of whom the Board has determined meets the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (SEC). In addition, the Board has determined that each of Dr. Nettles, Mr. Burgdoerfer and Mr. Kelly is an Audit Committee Financial Expert, as that term is defined by the SEC.

The Audit Committee is responsible, on behalf of the Board, for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report the company’s performance. The Committee monitors the integrity of the company’s financial statements, its financial reporting processes, its system of internal control over financial reporting, and the public release of financial information. In addition, the Committee oversees the company’s compliance and ethics and enterprise risk management programs. During 2016, the Committee held 10 meetings to review these matters and conduct other business.

The Committee also is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm and for reviewing that firm’s independence. For 2016 the Committee appointed PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Committee’s appointment of PwC was ratified by shareholders at the company’s 2016 Annual Meeting of Shareholders.

In supervising the work of PwC on the 2016 audit, the Committee has received the written disclosures and letter from PwC concerning its independence as required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the Committee has discussed with PwC its independence. In addition, the Committee has reviewed, and discussed with PwC, among other matters: PwC’s report on its internal quality control procedures, including issues raised by governmental investigations of PwC in the preceding five years; the publicly available parts of the PCAOB’s report on its most recent inspection of PwC, and PwC’s response to the report; regulatory developments during the year that impacted PwC’s audit work for the company or its communications with the Committee; and the other matters that PwC is required to communicate to the Committee under Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the PCAOB.

The Committee’s role relating to the financial statements is one of oversight. The company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Management reports to the Committee on financial, accounting, and operational developments that may impact the financial statements, and on issues relating to the company’s internal controls, among other matters. The Committee also oversees the work of PwC and the company’s internal audit staff. During 2016, the Committee discussed with PwC and the internal auditors the overall scope and plans for their respective audits. The Committee then met with PwC and the internal auditors at various times throughout the year, with and without management present, to discuss the results of their examinations, evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Notwithstanding the Committee’s oversight efforts, and the work performed by the company’s internal audit staff, PwC alone is responsible for expressing its opinion on the conformity of the company’s consolidated year-end financial statements with accounting principles generally accepted in the United States of America and its assessment of the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2016. These discussions included assessments of the quality, not just the acceptability, of the accounting policies used by the company, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Committee has discussed with PwC its judgment as to the quality, not just the acceptability, of the company’s accounting policies.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

The Committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2017. Shareholders are being given the opportunity to vote on the ratification of this selection at the 2017 Annual Meeting of Shareholders.

The Committee operates under a written charter, the terms of which are reviewed annually by the Committee. The current charter, as approved by the Board, is posted on the company’s website at progressive.com/governance.

AUDIT COMMITTEE

Patrick H. Nettles, Ph.D., Chairman
Stuart B. Burgdoerfer
Jeffrey D. Kelly
Barbara R. Snyder

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Progressive’s common shares, $1.00 par value, as of December 31, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	36,193,842	2	6.2%
BlackRock, Inc. and subsidiaries 55 East 52nd Street New York, New York 10055	35,667,193	3	6.1%

[1]	The information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

[2]
The Vanguard Group Inc. has sole investment power over 35,174,835 shares, shared investment power over 1,019,007 shares, sole voting power over 914,636 shares and shared voting power over 116,100 shares.

[3]	BlackRock, Inc. and its subsidiaries have sole investment power over 35,655,090 shares, sole voting power over 30,374,416 shares, and shared investment and voting power over 12,103 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
On January 4, 2017, Charles E. Jarrett, then one of our executive officers, reported late four separate sales of fractional share balances, each of which was automatically processed by Mr. Jarrett’s broker on four occasions when he gifted all of the whole shares in his brokerage account. In each such case, the gift was timely reported but the cash out of fractional shares was not. These four fractional share cash outs, representing 2.108 shares in the aggregate, occurred on January 24, 2014, August 26, 2014, June 5, 2015, and October 21, 2015, and should have been reported on Form 4 by January 26, 2014, August 28, 2014, June 7, 2015, and October 23, 2015, respectively.
Also on January 4, 2017, Patrick K. Callahan, one of our executive officers, filed an amended Form 3. Mr. Callahan timely filed a Form 3 on April 2, 2015 to disclose, among other securities, common shares he beneficially owned at the time he became a Section 16(a) reporting officer. However, this Form 3 failed to include a fractional amount of 0.372 common shares that Mr. Callahan owned at that time. The amended Form 3 corrects his starting balance.

Security Ownership of Directors and Executive Officers
The following information summarizes the beneficial ownership of Progressive’s common shares as of January 31, 2017 by each director and nominee for election as a director of Progressive, each of the named executive officers (as identified in “Executive Compensation - Summary Compensation Table”) and all directors and executive officers as a group. In addition, to provide a more complete picture of the economic interests of certain individuals in Progressive common shares, the final two columns include certain units held in our benefit and equity incentive plans that are equal in value to a share of our stock, but do not technically qualify as “beneficially owned” under the applicable regulations, also as of January 31, 2017.

Name	Total Common Shares Beneficially Owned[1]	Percent of Class[2]	Units Equivalent to Common Shares[3]	Total Interest in Common Shares and Unit Equivalents
John A. Barbagallo	177,357	*	24,640	201,997
Stuart B. Burgdoerfer	63,008	*	—	63,008
M. Jeffrey Charney	85,209	*	49,507	134,716
William M. Cody	169,834	*	111,469	281,303
Charles A. Davis	318,066	*	8,774	326,840
Roger N. Farah	87,299	*	10,721	98,020
Lawton W. Fitt	73,595	*	6,031	79,626
Susan Patricia Griffith	339,794	*	88,570	428,364
Jeffrey D. Kelly	75,910	*	—	75,910
Patrick H. Nettles, Ph.D.	104,982	*	18,959	123,941
Glenn M. Renwick	964,199	*	4,526,341	5,490,540
John P. Sauerland	378,454	*	56,981	435,435
Bradley T. Sheares, Ph.D.	50,374	*	52,996	103,370
Barbara R. Snyder	21,917	*	140	22,057
All 22 Executive Officers and Directors as a Group	3,241,144	*	5,574,341	8,815,485

*	Less than 1% of Progressive’s outstanding common shares.

1 Total Common Shares Beneficially Owned is comprised of the following:

Name	Common Shares Subject to Restricted Stock Awards[a]	Beneficially Owned Common Share Equivalent Units[b]	Other Common Shares Beneficially Owned[c]
John A. Barbagallo	—	—	177,357
Stuart B. Burgdoerfer	4,603	—	58,405
M. Jeffrey Charney	—	—	85,209
William M. Cody	—	—	169,834
Charles A. Davis	8,123	10,768	299,175
Roger N. Farah	7,973	71,826	7,500
Lawton W. Fitt	9,477	54,729	9,389
Susan Patricia Griffith	—	—	339,794
Jeffrey D. Kelly	4,603	—	71,307
Patrick H. Nettles, Ph.D.	8,424	86,275	10,283
Glenn M. Renwick	—	—	964,199
John P. Sauerland	—	—	378,454
Bradley T. Sheares, Ph.D.	4,964	45,410	—
Barbara R. Snyder	7,672	14,245	—
All 22 Executive Officers and Directors as a Group	55,839	283,253	2,902,052

a Represents common shares held pursuant to unvested restricted share awards issued under The Progressive Corporation 2003 Directors Equity Incentive Plan. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.
b This number represents units (excluding dividend equivalents) that have been credited to the director's account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted share awards, to the extent that distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares upon the termination of a director’s service as a director. As to the number of shares that will be so distributed, the director has the right to acquire those shares within sixty (60) days, and those shares are deemed “beneficially owned.” See “Director Compensation - Narrative Disclosure of Director Compensation Table” for a description of the Directors Restricted Stock Deferral Plan.
c Includes common shares held directly by the individual, holdings in our 401(k) plan, and shares held by, or for the benefit of, certain immediate family members. For Mrs. Griffith, the amount includes a total of 67,080 common shares held in trust for the benefit of her spouse and 15,943 common shares held by her spouse in our 401(k) plan.

2 Percentage based solely on “Total Common Shares Beneficially Owned.”
3 The units disclosed are in addition to “Total Common Shares Beneficially Owned” and have been credited to the individual’s account under one or more of our deferred compensation plans or equity incentive plans as to which the holder has neither voting nor investment power. Each unit is equal in value to one Progressive common share. Amounts in this column exclude outstanding performance-based restricted stock unit awards, due to the variable nature of such awards. See “Executive Compensation - Outstanding Equity Awards at Fiscal Year-End,” for additional information on these awards.
John F. Auer, President and CEO of ARX and one of our executive officers, also beneficially owns approximately 23% of the outstanding capital stock of ARX, our majority-owned subsidiary, consisting of 10,000 common shares held directly by him and 55,000 common shares and 195,677 preferred shares (that are convertible into common shares on a 1-for-1 basis) held by a limited liability partnership in which Mr. Auer is the general partner.  These shares represent approximately 75% of the outstanding minority ownership in ARX.  Mr. Auer disclaims beneficial ownership of the shares held by the partnership except to the extent of his economic interest in the partnership.

.

COMPENSATION DISCUSSION AND ANALYSIS
HIGHLIGHTS FOR 2016
Consistent with prior years, the awards made in 2016 to our Chief Executive Officer and the other “named executive officers” (identified in "Executive Compensation - Summary Compensation Table") were weighted heavily towards performance-based annual cash bonuses and, generally, longer-term equity awards. We believe that these awards support a strong pay-for-performance linkage in our executive compensation program and appropriately align the interests of our named executive officers with those of our shareholders. In this section, we provide a brief summary of our 2016 pay decisions, as well as information concerning our performance results and pay outcomes for the year.
CEO Transition
On July 1, 2016, Glenn M. Renwick retired from his role as Chief Executive Officer after more than 15 years in that role, and became Executive Chairman of the Board. On the same date, Susan Patricia Griffith succeeded Mr. Renwick as Chief Executive Officer. In connection with this transition, the Committee changed the level of compensation for each of Mr. Renwick and Mrs. Griffith. Details regarding compensation decisions connected to the CEO transition can be found under “– Additional Comments Regarding 2016 Compensation Decisions – Chief Executive Officer.” Statistics in this Compensation Discussion and Analysis reflecting CEO compensation generally refer to Mrs. Griffith’s compensation effective July 1, 2016, but we have noted exceptions where made. We have excluded Mr. Renwick's compensation from all statistics and discussions regarding compensation decisions and all data related to the "other named executive officers."
2016 Pay Decisions
Current CEO Compensation (based on annualized compensation effective July 1, 2016)

•	At-risk bonus and equity awards represented over 95% of maximum potential compensation and over 90% of target compensation

•	Salary is well below market

•	Annual Bonus (Gainsharing):

•	Payout could range from 0% to 300% of salary, with a 150% target

•	Actual payout for 2016 was about 230% of salary, reflecting the fact that a lower salary and target was in effect for the first half of the year

•	Total equity awards equal 900% of base salary:

•	Time-based: 300% of base salary

•	Performance-based:

▪	Vehicle insurance operations: 500% of base salary

▪	Investment results: 100% of base salary

•	CEO’s equity ownership at January 31, 2017:

•	Expected to hold equity having a value of at least 6 times base salary

•	Value of shares owned directly and in 401(k) plan = 14 times base salary
Other Named Executive Officers

•	Weighted average salary increase of approximately 3.7% from the prior year

•	Annual Cash Bonus:

•	Opportunities remained unchanged from the prior year: between 0% to 250% of salary or 0% to 200% of salary, with a target of 125% or 100%, respectively

•	Actual payout was between 167% and 234% of salary

•	Annual equity awards divided between time-based and performance-based

•	Time-based = 100% of base salary

•	Performance-based at target remained unchanged = 141% (on average) of base salary

•	Equity ownership requirements:

•	Expected to hold equity (including unvested equity awards) having a value of at least 3 times base salary

•	All of the other named executive officers are in compliance with requirement

Annual Financial Results and Shareholder Return

Key Performance Outcomes for 2016
Net premiums written growth	14%
Policies in force growth	7%
Combined ratio	95.1
Underwriting margin	4.9%
Returns on average shareholders' equity (attributable to Progressive):
Net income	13.2%
Comprehensive income	14.9%
Net income attributable to Progressive	$1.0 billion
Earnings per share attributable to Progressive	$1.76
2016 Say-on-Pay Vote
At our 2016 Annual Meeting of Shareholders, shareholders cast advisory votes on our executive compensation program, sometimes referred to as the “say-on-pay” vote. In that vote, shareholders approved our executive compensation program, with 98% of the votes cast supporting our program. During 2016, the Compensation Committee reviewed these results with management and with the full Board of Directors. Due to the strong level of shareholder support and the absence of specific shareholder concerns, the Committee determined that no specific actions with respect to 2017 compensation should be taken as a result of the say-on-pay vote.
OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is designed and implemented under the direction and guidance of the Compensation Committee. Broadly stated, we seek to maintain a consistent executive compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build an increasingly strong business and long-term shareholder value;

•	Motivate executives to achieve our short- and long-term strategic goals and those of their assigned business units;

•	Reward and differentiate executive performance based on differences in responsibilities and the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.
Progressive's executive compensation program is designed to serve the shareholders’ interests by strongly tying our executives’ potential compensation to our satisfaction of important strategic goals and the value of our common shares. As a result, while we seek to offer competitive salaries to our executives, the more significant aspects of our executive compensation program are annual cash bonus opportunities and longer-term equity awards. Details about the various elements of Progressive's compensation program and 2016 awards to the named executive officers are discussed in the following sections.
ELEMENTS OF COMPENSATION – 2016 DECISIONS AND AWARDS
Salaries
Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are intended to be competitive with amounts paid to executives who have similar responsibilities at comparable companies, with the potential to earn above average total compensation being provided by the variable compensation elements discussed below. Variations from market medians can occur for a number of reasons, including the nature of a specific executive’s position and responsibilities, individual performance, the tenure and experience of an executive in his or her current position, the executive’s future potential, and our business needs and culture. In January 2016, annual salaries for our named executive officers were as follows:

Name	2016 Salary[1]	Change From Prior Salary
Susan Patricia Griffith	$550,000	5.8%
Glenn M. Renwick	750,000	—
John P. Sauerland	550,000	5.8
William M. Cody	465,000	3.3
John A. Barbagallo	465,000	3.3
M. Jeffrey Charney	460,000	2.2

[1]	Salary changes are typically implemented in January or February of each year, so the annual number listed in the table may vary from the salary amounts shown on the Summary Compensation Table.
The salary increases in early 2016 were intended to improve the competitive nature of our compensation for senior management given current market conditions. Even after taking into account these increases, the January 2016 base salaries for Mrs. Griffith and Messrs. Renwick, Sauerland, Cody, and Barbagallo were below the median for similar executives at comparable companies based on the comparison data reviewed by the Compensation Committee in late 2015 and early 2016 (see “– Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process). Mr. Charney's 2016 salary level was above the median for his comparison group but his raise was modest and lower than the other named executives.
In July 2016, salary adjustments were made for Mrs. Griffith and Mr. Renwick in connection with the CEO transition as follows:

Name	Salary on July 1, 2016	Change From January 2016 Salary
Susan Patricia Griffith	$700,000	27.3%
Glenn M. Renwick	500,000	(33.3)
The reasons for these salary adjustments are discussed below under "– Additional Comments Regarding 2016 Compensation Decisions – Chief Executive Officer."
Annual Cash Bonuses
Gainsharing. Gainsharing is designed to reward executives based on the annual operating performance of Progressive’s vehicle insurance businesses as compared with objective growth and profitability criteria for those businesses approved by the Compensation Committee at the beginning of the year. Gainsharing for 2016 did not take into account the performance results of our investment portfolio or our Property business. The purpose of this cash bonus program is to motivate executives to achieve and surpass annual operating performance goals in our vehicle insurance businesses, which we believe will benefit shareholders over time. The vehicle insurance businesses (referred to below as our “core business”) accounted for 96% of our net premiums written for 2016.
Bonuses for named executive officers are determined using the same performance criteria as used for the Gainsharing bonuses that may be earned by virtually all of our other employees, resulting in a consistent set of goals across our employee population. Gainsharing bonuses are determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Bonus
For each executive, his or her salary and bonus target percentage are established by the Compensation Committee each year during the first calendar quarter. When the participant’s paid salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” for the year. The Gainshare Factor can range from 0.0 to 2.0 each year, and cash bonuses, therefore, can vary between zero and two times the target bonus amount, depending on our actual performance results for the year.

The objective performance goals applicable to the Gainsharing program are established by the Compensation Committee each year in the first quarter and are not modified thereafter. The Gainshare Factor for our core business (defined below) is then calculated on a monthly basis, using year-to-date results, and published in our monthly earnings releases. The Gainshare Factor is also one component of the formula used to calculate the dividend that may be paid to shareholders each year under our annual variable dividend policy. In this way, the annual performance of our core insurance businesses also can translate into a direct benefit to shareholders. For 2016, our annual variable dividend policy generated a dividend of $0.6808 per share, which was paid to shareholders in February 2017.
Historical Gainsharing Experience. Throughout the 23-year history of our companywide Gainsharing program (including 2016), the Gainshare Factor achieved by the core business has ranged from 0.0 to 2.0 and has averaged 1.30. These results confirm management’s view that our Gainsharing plans have operated to provide annual cash bonus rewards to our employees, including our executive officers, commensurate with our level of achievement as compared with the annual predefined goals.
2016 Gainsharing Bonuses. For 2016, each named executive officer’s cash bonus was determined under the Gainsharing program based on the performance of our “core business.” The Compensation Committee determined that the named executive officers’ Gainsharing target percentages would be as follows:

Name	2016 Target (% of Salary)
Susan Patricia Griffith - from July 1, 2016[1]	150%
Susan Patricia Griffith - before July 1, 2016	125
Glenn M. Renwick	150
John P. Sauerland	125
William M. Cody[2]	50
John A. Barbagallo	100
M. Jeffrey Charney	100
1 Gainsharing target adjusted on July 1, 2016 as a result of CEO transition.
2 Mr. Cody also earned a separate 75% target bonus relating to investment performance, as described below.
For all the executives, these values remained unchanged from 2015 except that Mrs. Griffith's target was increased at the time of the CEO transition. All Gainsharing payments for the named executive officers are reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation.”
The “core business” for 2016 was defined to include our Agency auto, Direct auto, and special lines business units (collectively, Personal Lines), and our Commercial Lines business unit. This focus on performance at the business level was consistent with management’s approach to evaluating our operations. We used the number of “policies in force” to measure growth for each of those businesses, which aligns our Gainsharing program with our companywide strategic goal of growing policies in force as fast as possible at a 96 or better combined ratio while providing high-quality customer service. This strategic goal, which is applicable to virtually all employees through the Gainsharing program, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers (i.e., increase policies in force) and control costs, while at the same time maintaining profitability and high-quality customer service, can enhance company performance and increase the Gainsharing scores.
Under the Gainsharing program, we evaluated the performance of each of the core business units separately and determined a score for the business unit of between 0.0 and 2.0, based on a growth and profitability matrix that had been approved for each business unit by the Compensation Committee. For each matrix, a 1.0 score was established at a targeted profitability level together with a growth component that management believed, based on internal projections, to be challenging yet achievable (although it should be noted that a score at or near 1.0 could also be generated by a variety of other growth and profitability combinations; that is, if growth is below expectations, a 1.0 might still be achieved if profitability increases and, likewise, a moderate decrease in profitability might be offset by higher growth levels to generate a score around 1.0). Thus, assuming that targeted profitability levels could be achieved for a particular business unit (an assumption that was considered reasonable at the beginning of 2016 and consistent with our recent performance), the potential for that business unit to achieve the targeted 1.0 score was viewed as reasonably challenging when these goals were established in early 2016.

An aggregate Gainshare Factor of 1.0 or higher for the core business as a whole, however, would require targeted performance or higher by all four business units, or outperformance by one or more units to make up for underperformance by another unit. Such a result was very uncertain at the beginning of the year when these goals were set in view of the very competitive nature of the insurance markets in which we operate. As a result, achieving an aggregate 1.0 score for the core business as a whole was viewed as being a more difficult feat than achieving a 1.0 score on any of the individual matrices. See "Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.
The nature of the Gainsharing program, and the measures that we use, were relatively unchanged over the past several years. Although we reviewed the interplay of profitability and growth levels for each business unit matrix every year, any changes were more in the nature of refinements based on market trends and internal expectations. Because the goals were relatively consistent over time and represented management's expectations and goals on a business unit level, we believe that our competitors could glean valuable information with respect to our current operations, strategies, and goals if we were to disclose the performance goals in greater detail, even for the previous fiscal year. We therefore believe that the specific goals for our current and prior fiscal years constitute competitive information, which, if disclosed, would harm our competitive position. We believe that our current level of disclosure regarding performance goals is in the best interests of our shareholders. See “– Significant Changes for 2017” for changes to the Gainsharing program for 2017.
For 2016, we achieved a Gainshare Factor of 1.67 for our core business, out of a possible 2.0 score. The following table presents the overall 2016 growth and profitability data for the individual business units that comprised our core business. The growth figures in the table below represent the change in average policies in force year-over-year, which is management’s preferred measure for evaluating growth. Average policies in force were determined by adding the fiscal-month-end number of policies in force for each month during the year and dividing the total by twelve. Profitability was measured by the combined ratio calculated using GAAP financial information.

Business Unit	Combined Ratio[1]	Increase in Policies in Force (%)[2]
Agency	95.0	4%
Direct	95.6	10
Special lines	—	3
Commercial Lines	93.6	11

[1]
Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.
Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)	Weighted Performance Score
Agency auto	1.40	41.2%	.58
Direct auto	1.92	40.8	.78
Special lines	1.48	6.8	.10
Commercial Lines	1.91	11.2	.21
Gainshare Factor			1.67
As can be seen from this table, each of the business units contributed performance scores above a 1.0 target for 2016, with Direct auto and Commercial Lines nearly reaching the maximum score of 2.0. These results reflect solid growth and profitability across all our core business operations. Under the Gainshare calculations, our core business' average policies in force grew by about 6% and net premiums written and earned grew by 13% and 12%, respectively, at a profitable 95.1 combined ratio. Overall, we believe that the resulting 1.67 Gainshare Factor was a reasonable outcome based on these performance figures for the year.
2016 Investment-Related Bonus. In addition to bonuses earned under our Gainsharing program, Mr. Cody, our Chief Investment Officer, and the other investment professionals who work in his group, were eligible for a separate bonus under our 2016 Progressive Capital Management Bonus Plan (“PCM Bonus Plan”). Mr. Cody had a target bonus equal to 75% of his 2016 salary under this bonus plan; his bonus under this plan for 2016 could range from 0.0 to 2.0 times the target amount, or from 0% to 150% of his salary.
Under the PCM Bonus Plan, we determine the performance of our fixed-income portfolio, which is actively managed by our investment group, for the current year and over the trailing three-year period, on the basis of the fully taxable equivalent total return, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compare those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores are determined based on our percentile ranking in the benchmark group for the one- and three-year periods, as follows:

Period	Score=0 Rank at or below	Score=1.0 Rank equal to	Score=2.0 Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile
Percentile rankings between the ranks that will earn a score of 0.0 and a score of 2.0 as shown above would receive an interpolated score based on the percentile ranking of our investment portfolio (e.g., a rank at the 40th percentile would receive a score between 0.0 and 1.0). The two scores are then averaged to determine an indicated performance score for the year, and this score is communicated to the Compensation Committee. The Committee then evaluates the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. Based on its evaluation, the Committee has the discretion to accept the indicated performance score, decrease it by an appropriate amount (including to zero), or increase it up to the maximum allowed factor of 2.0, and to adjust the bonuses paid to Mr. Cody and our other investment professionals accordingly.
The fixed-income portfolio was chosen for the PCM Bonus Plan because it represents a substantial portion of our investment portfolio (nearly 90% at year-end) and Mr. Cody and the investment professionals in his group actively manage the fixed-income portfolio. To the extent that our equity investments are managed, they are managed by third parties.
The use of the 15th and 25th percentiles as the minimum performance level, and of the 75th and 85th percentiles as the maximum performance levels, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the benchmark group. The Committee determined that requiring “average” performance prior to payout of bonuses, or rewarding performance above the 75th or 85th percentile, as applicable, might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 15th or 25th percentile, as applicable, and the 50th percentile was, on balance, fair compensation for results achieved.
For 2016, we achieved a total return in our fixed-income portfolio of 3.06% (including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio), which ranked us at the 90th percentile of the benchmark group of over 100 comparable investment firms. For the three years ending on December 31, 2016, our fixed-income portfolio earned a cumulative return of 8.58%, ranking us at the 89th percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 2.0 under the plan for the year, which was communicated to the Compensation Committee. After reviewing the calculation and our investment results, and consulting with management and members of the Board’s Investment and Capital Committee, the Committee decided to pay the 2016 bonuses under the PCM Bonus Plan using a 2.0 performance factor, consistent with the calculated score. The Committee viewed this factor as a reasonable outcome under the plan for the year, given the excellent relative performance of the portfolio while investing within the constraints imposed by the investment guidelines approved by the Investment and Capital Committee. Mr. Cody’s bonus under the PCM Bonus Plan is reported on the Summary Compensation Table as part of “Non-Equity Incentive Plan Compensation.”

Equity Awards
Our executive compensation program also provides longer-term incentives through an annual grant of equity-based awards, currently in the form of restricted stock units. Under a restricted stock unit grant, the executive receives an award of a specified number of units; upon vesting of the award, the executive is entitled to receive one Progressive common share for each unit vested. Annual awards of restricted stock units are made in the form of time-based awards and performance-based awards. These awards are intended to encourage our senior executives to stay with Progressive, to drive longer-term performance, and to tie the amount of compensation ultimately earned by the executives to the market value of our common shares.
Time-Based Awards. In 2016, time-based restricted stock unit awards were granted to the named executive officers, except Mr. Renwick, and approximately 680 other senior level employees, comprising approximately 2.2% of our entire employee population. These awards will vest in three equal annual installments, on January 1 of 2019, 2020, and 2021, subject to accelerated vesting and forfeiture provisions in the applicable plan and grant agreement.
Performance-Based Awards – Performance versus Market Insurance Results. In addition, each of the named executive officers and 34 other senior managers were granted performance-based restricted stock unit awards.
For these awards, the Committee approved a performance goal that is based on our auto insurance growth over a three-year period as compared with the growth of the U.S. auto insurance industry as a whole, while maintaining a profitability goal of a combined ratio of 96 or better over the most recent 12 fiscal month period when the vesting is determined. Specifically, the awards will vest, if at all, only if the compounded annual growth rate of our direct premiums written in our auto businesses for 2016 through 2018 exceeds the growth rate of the auto insurance market as a whole (excluding our results) over that same period. In each case, we will use A.M. Best data to make these calculations. The award is made to each executive in a target amount of units based on a percentage of salary and the value of our common shares on the grant date. The ultimate payout (if any) is determined at the end of the three-year period, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three and a half percentage points or more	250% of the target number of units will vest; this is the maximum possible award value
If our growth rate exceeds the market growth rate by more than two percentage points but less than three and a half percentage points
Between 100% and 250% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points
Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.4 percentage points, then 70% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited
If the minimum growth goal is not achieved, the award will not vest and will be forfeited. If the growth goal is achieved at or above the minimum level for the three-year period, but the 12-month profitability goal is not satisfied when the initial performance results are reviewed (which, for these awards, is expected to be July 2019), then the award will not vest at that time. The award will vest at a later date only if the 12-month profitability goal is met before January 31, 2021; if the profitability goal is not satisfied by that date, the awards will not vest and will expire. We believe that this approach, with a potential upside for outperformance as compared with the auto insurance market as a whole, provides appropriate focus on our full competitor set in the auto insurance market, consistent with our long-standing financial objective to grow as fast as possible constrained only by our profitability objective and our ability to provide high-quality service to our customers.
Performance-Based Equity Awards – Investment Results. In March 2016, the Committee also awarded performance-based restricted stock units to Messrs. Renwick, Sauerland, and Cody and two investment portfolio managers with a performance goal relating to investment performance. In July 2016, in connection with the CEO transition, the Committee also awarded this type of performance-based restricted stock unit to Mrs. Griffith. These awards measure the performance of our fixed-income portfolio, which is actively managed by our investment group, over a three-year period (2016 through 2018) against the performance results of a benchmark of comparable investment firms meeting a series of objective criteria. A target number of restricted stock units was awarded to each executive, and the number of units that ultimately will vest can vary from 0% of the target award (if our performance is at or below the 25th percentile of the benchmark firms) to 200% of the target (for performance at or above the 75th percentile of the benchmark). These awards did not increase the aggregate size of the equity awards to the named executive officers, but represented a portion of the total performance-based awards that otherwise would have been granted to them.
The Committee implemented these performance-based awards to better align the compensation of these executives with their responsibilities in connection with the longer-term performance of our fixed-income portfolio. The use of the 25th percentile as the minimum performance level, and of the 75th percentile as the maximum performance level, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the comparison. The Committee felt that requiring “average” performance prior to vesting and/or rewarding performance above the 75th percentile might create an incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance, and that below target payouts for performance between the 25th and 50th percentiles was, on balance, fair compensation for the results achieved.
2016 Annual Equity Awards. For 2016, the aggregate dollar value (fair value on the date of grant) of annual equity awards made to the named executive officers, including Mr. Renwick, was approximately $2.5 million in time-based awards and $11.4 million in performance-based awards (at target value). Those awards were determined based on the following target levels:

	Time-Based Award Value (% of Salary)		Performance-Based Award Target Value (% of Salary)[1]
Name	2015	2016	2015	2016
Susan Patricia Griffith - Annual Grant (March 2016)	100	100	200	200
Glenn M. Renwick	0	0	1,000	1,000	[2]
John P. Sauerland	100	100	200	200	[2]
William M. Cody	100	100	125	125	[2]
John A. Barbagallo	100	100	120	120
M. Jeffrey Charney	100	100	120	120

[1]	Pursuant to performance-based awards, between 0 - 250% (0 - 200% for investment-based awards) of the number of units awarded can vest. See discussion above.

[2]	For the following executives, investment-based awards represented the indicated percentage of his total performance-based award for the year: Mr. Renwick, 15%; Mr. Sauerland, 10%; and Mr. Cody, 60%.
As mentioned above, Mr. Renwick’s award was entirely performance-based in 2016. His equity award was proportionally larger in the aggregate than other executives’ awards due to the level of responsibilities inherent in the CEO position, his tenure as CEO, and the substantially below-market level of his base salary. As a result, more of his compensation was at risk and dependent on our operating and investment performance and stock price over the next several years.

Restricted Stock Unit Awards Related to CEO Transition. When Mrs. Griffith assumed the Chief Executive Officer position in July 2016, she received additional equity awards reflective of the increased level of responsibility in her new role and the below-market level of her base salary. These awards were calculated by reference to an annualized compensation expected to be provided to Mrs. Griffith beginning in 2017 and prorated for the six months of 2016 that she would serve as CEO. See "– Additional Comments Regarding 2016 Compensation – Chief Executive Officer." Mrs. Griffith received the following types of restricted stock unit awards in July 2016:

Type of Restricted Stock Unit Awards	Annual Reference (% of new salary)	Pro-rated Grant (% of new salary)
Time-based	300	150
Performance-based
Performance vs. Market Insurance Results	500	250
Investment Results	100	50

Additional Comments Regarding 2016 Compensation Decisions
Chief Executive Officer. Mr. Renwick’s salary level while he served as Chief Executive Officer had been maintained at $750,000 for over a decade. This amount was well below the 50th percentile of approximately $1.28 million for CEO salaries at comparable companies. Mr. Renwick’s cash bonus (Gainsharing) potential also remained at the same level for over a decade. The Compensation Committee determined in 2004 that Mr. Renwick should receive, instead of additional cash compensation, a larger proportion of his potential compensation in the form of equity-based awards and the overall target value of his equity awards remained at the same level. Between 2011 and 2016, Mr. Renwick received all of his equity awards in the form of performance-based equity. Depending on the level of our performance, his 2016 awards can vest from 0% to 250% (or, with respect to his investment-related award, up to 200%) of the units awarded. In this way, we kept Mr. Renwick’s overall compensation at a competitive level, while maintaining a very high portion of his potential compensation at risk and dependent on our performance and our stock price, increasing his equity participation and aligning his interests with those of shareholders.
Based on the Board of Directors’ annual review of Mr. Renwick’s performance, in January 2016, the Compensation Committee determined that his performance as CEO clearly justified the continuation of his Chief Executive Officer pay package for 2016, with the same target award levels as in prior years. The Committee determined that these awards would present appropriate incentives to drive our performance and maximize the extent to which his interests are aligned with the interests of shareholders. The Committee believes that this program presented a rational and strongly performance-based pay package for an outstanding, longer-tenured CEO.
The result of these determinations for 2016 was that, despite his below median salary and target bonus, Mr. Renwick had the potential to earn total compensation that was ranked at roughly the 50th percentile of his comparison group if he were to receive a cash bonus based on a 1.0 Gainshare Factor and his performance-based restricted stock unit awards were to vest at their target amounts. His compensation could significantly exceed the 75th percentile of comparable CEO compensation if all performance-based compensation were to be maximized. The value of these awards to Mr. Renwick, and the eventual ranking of his compensation for 2016 in his comparison group, depends on his 2016 cash bonus payment (which paid out above the target value, but below the maximum value, at a 1.67 factor for the year), the extent to which the restricted stock unit awards ultimately will vest, and the value of our common shares at that time.
In connection with Mr. Renwick's transition from Chief Executive Officer to Executive Chairman, the Committee decreased his salary to $500,000 beginning in July 2016. Mr. Renwick's cash bonus (Gainshare) potential remained at 150% of his salary. These changes were made after a review of chairman compensation at other public companies in the S&P 500 as well as general industry data, market data related to transitions from chief executive officer to executive chairman, and historic compensation for Mr. Renwick.
Also in July 2016, the Committee increased Mrs. Griffith's compensation as she assumed the Chief Executive Officer role. The Committee increased Mrs. Griffith's annual salary from $550,000 to $700,000, which is well below median salary as indicated above. The Committee also increased Mrs. Griffith's cash bonus (Gainshare) target for the second half of the year from 125% to 150%, which is the same target that Mr. Renwick had for many years, and granted additional restricted stock unit awards to Mrs. Griffith having a value equal to $3.15 million (450% of base salary), of which approximately $1.05 million was time-based and $2.10 million was performance-based. The value of these equity awards represents 50% of anticipated annualized equity compensation for Mrs. Griffith, given the fact that she would be serving in that role for half of 2016. The Committee felt that this level of compensation was appropriate given the increased level of responsibility in the Chief Executive Officer position and market comparisons of CEO transitions involving internal candidates, and was consistent with the Company's philosophy of providing a relatively large portion of compensation in the form of at-risk compensation, both equity awards and, to a lesser extent, cash bonuses. These decisions were made after reviewing market data for CEO compensation, including data on internal promotions, and historic compensation for Mrs. Griffith and Mr. Renwick.
Other Current Named Executive Officers. The combination of annual salaries and variable compensation (i.e., the potential for cash bonuses and the possibility of restricted stock unit awards vesting in future years) is expected to allow our executives the opportunity to earn above average compensation if and when justified by the company’s performance and our stock price. Comparison information is only one of a number of factors considered by the Committee in setting compensation each year, along with other factors such as the length of the executive’s experience in the specific job, the nature of the job held and related responsibilities, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package. However, we present comparison data here for the shareholders’ information (see “– Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).

Assuming that cash bonuses paid out at a 1.0 performance factor for the year and annual performance-based equity also vested at the target 1.0 factor, Mr. Sauerland, Mr. Cody, and Mr. Barbagallo would receive total compensation for 2016 below the 50th percentile level for comparable jobs and Mr. Charney would receive total compensation between the 50th and 75th percentiles. In the event that all of their annual incentive based compensation were to pay out at their maximum level, the total compensation for each of the other named executives would exceed the 75th percentile.
It should be noted, however, that the ultimate value of these awards (if any) remains dependent on our achieving the applicable performance goals, and the value of our common shares at the time of vesting of restricted stock unit awards. Thus, for each named executive officer, a substantial portion of the compensation used to establish his or her potential percentile rank, and the value of those awards, will remain at risk for years before it is earned by the executive, and some of the restricted stock unit awards in fact may never vest.

Significant Changes for 2017
Our current named executive officers (other than Mr. Renwick) received salary raises for 2017. However, the structure and terms of the compensation approved by the Compensation Committee in February 2017 for the named executive officers other than Mr. Renwick do not include any significant changes from the annual compensation awarded in 2016 as adjusted, in Mrs. Griffith’s case, for compensation changes made in July 2016. As Executive Chairman, Mr. Renwick will not participate in Gainsharing or receive any equity awards in 2017. While he serves as Executive Chairman, he will receive a salary.
The shareholders are being asked to approve The Progressive Corporation 2017 Executive Annual Incentive Plan. This Plan will replace The Progressive Corporation 2007 Executive Bonus Plan and will be the Plan under which our named executive officers will receive annual cash incentives beginning with respect to fiscal 2017, if shareholders approve the plan. With respect to 2017, the structure of the annual incentive program as it relates to the named executive officers will be consistent with the discussion above with respect to Annual Cash Bonuses, except that a matrix for the Property business has been added to the Gainsharing calculations.
Beginning with the annual equity awards to be granted in March 2017, retirement benefits will be available to holders of equity awards who reach the age of 60 and have 10 years of service to the Company, with special rules being applied to employees of acquired businesses. Currently, retirement benefits are available to holders of equity awards who reach the age of 55 with 15 years of service, and these provisions will continue to apply. We feel that this change will be helpful when we are attempting to recruit external candidates in the middle of their careers while still requiring that a significant contribution to the Company be made before retirement benefits are provided. These benefits are described under “– Retirement” below.

OTHER ELEMENTS OF COMPENSATION
Perquisites
We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s business travel and, subject to availability, the Executive Chairman's business travel. At the request of the Board of Directors, Mrs. Griffith also uses the company aircraft for her personal travel and that of her spouse and children when they accompany her. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO and her family’s personal security and the confidentiality of their travel. During 2016, we incurred approximately $5,000 and $29,000 in incremental costs as a result of Mrs. Griffith and Mr. Renwick’s personal use of the aircraft, respectively. Such personal trips by the CEO also result in taxable income being imputed as required under IRS regulations, and each of them is responsible for paying the taxes on such income without further contribution or reimbursement from us. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.
The CEO is also provided with a company car and driver for business needs to facilitate transportation to and among our headquarters and many other local facilities, and to allow the CEO to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, she or he receives a perquisite.
See the “All Other Compensation” column of “Executive Compensation – Summary Compensation Table” for additional information concerning perquisites.
Deferral Arrangements
The named executive officers and certain other senior level employees are given the opportunity to defer the receipt of annual cash bonus awards and annual equity-based awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism allows the executive to delay receipt of bonus income or the vesting of equity awards that he or she has earned in full and otherwise would have received as of a specific date. We do not contribute additional amounts to an executive’s deferral account, either in the year of deferral or in future years. We also do not guarantee a specific investment return to executives who elect to participate in the deferral plan.
Deferred amounts are deemed to be invested in specific investments selected by the executive, including an option to invest in Progressive common shares. Deferrals of currently outstanding equity awards are required to be invested in Progressive common shares throughout the deferral period. The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if Progressive common shares or the other investments selected by the executive do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under “Executive Compensation – Nonqualified Deferred Compensation” table and related disclosures.
The EDCP is made available to executives in order to keep our executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. Moreover, the plan allows an executive to arrange for a portion of his or her income to be paid in post-employment years, which can be important because we do not offer a pension plan or supplemental retirement benefits to executives. Finally, if top executives elect to defer time-based equity awards until after they leave Progressive, this program is advantageous to the company to the extent that a tax deduction might have been disallowed under Internal Revenue Code Section 162(m) upon the vesting of those awards (see related discussion under “– Related Considerations – Section 162(m) of the Internal Revenue Code” below).
Retirement
Executives are eligible to participate in our 401(k) plan on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law, and upon leaving the company, he or she may receive a payout of unused vacation and personal time (which we call “earned time benefit”), subject to limitations applicable to all employees. We do not provide other post-retirement payments or benefits to executives, such as a pension program or supplemental executive retirement plan, other than the following:

•
As discussed in the preceding section, an executive who chose to participate in our deferral program may be entitled to receive post-employment payments of sums that he or she had previously earned (as increased or decreased by investment results), if he or she elected to receive such payments after leaving Progressive.

•	Our named executive officers, along with all other equity award recipients, are eligible for “qualified retirement” treatment under our equity compensation plans.

•
Under this arrangement, an equity award holder who reaches age 55 having satisfied certain years-of-service and other requirements is entitled to (i) have 50% of his or her outstanding time-based equity awards vest upon termination, and (ii) if applicable, retain rights to 50% (and in some cases 100%) of his or her outstanding performance-based awards, which remain at risk and will vest (if at all) only to the extent that the applicable performance criteria are achieved prior to expiration of the award.

•
With respect to the time-based equity awards, once an executive is eligible for a qualified retirement, 50% of his or her time-based restricted stock unit awards vest and, thereafter, promptly after the grant of each new award. The remaining 50% will vest only if the equity award holder remains with the company for the required time period(s). Should the executive leave the company after being eligible for a qualified retirement but before a subsequent time-based vesting date, any unvested units would be forfeited.

•
For any unvested performance-based award, if the performance period ended prior to the participant’s retirement, then similar to any other participant, they will retain 100% of the award for a period of time after departure. See “Executive Compensation – Potential Payments Upon Termination or Change in Control – Other Termination Provisions Under Equity Plan.”

The qualified retirement provisions are intended to provide a benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements. Currently, both Mr. Renwick and Mr. Barbagallo have satisfied the requirements for a qualified retirement; however, Mr. Renwick no longer receives or holds time-based restricted stock unit awards. See "Executive Compensation – Potential Payments upon Termination or Change in Control – Qualified Retirement Under Equity Plans."
Severance and Change-in-Control Arrangements
Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment situation is required due to our company needs or upon the occurrence of certain unexpected corporate events, and to recognize past contributions by such executives who are typically long-tenured employees. These arrangements allow the executive to focus on the company's performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail here and under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”
Severance. Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. For our senior executives, including the eligible named executive officers, the severance payment would not exceed three years of the executive’s base salary only (i.e., excluding cash bonuses and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs and outplacement services for at least 2 years following termination. These benefits are payable to the eligible named executive officers upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise. All of the named executive officers other than Mr. Renwick, as Executive Chairman, are eligible to participate in our severance plan.
In addition, if a change in control occurs and an executive officer terminates his or her employment within 24 months following the change in control for “good reason,” then the eligible executive will be entitled to receive the same severance benefits described above as though he or she had been terminated by the company.
We believe that this level of severance payment (a maximum of three times the executive’s base salary) is reasonable based on available market data. The severance payments do not take into account or include the value of cash bonuses or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although those awards may vest (or partially vest) separately under our equity incentive plans if the executive is eligible for a qualified retirement, discussed above, or in a change-in-control scenario, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with a severance payment. Management and the Committee accordingly believe that such severance rights provide executives with a fair, but not excessive, financial transition when an executive is asked to leave the company.
The company has also agreed with Mr. Charney, its Chief Marketing Officer, that he will retain the benefit of one performance-based restricted stock unit award if he is asked to leave the company under circumstances that entitle him to receive severance benefits. The performance-based award to which he will retain the benefits will be the award with the performance period that ends in the year of separation.  For example, if Mr. Charney had been asked to leave the Company without cause in 2016, he would have retained the benefit of his 2014 performance-based award that has a performance period that runs from 2014 through 2016.  Any amounts owed to Mr. Charney would be paid in cash, and no payment would be made unless and until the Committee determines that, and the extent to which, the performance measures under that award have been achieved.  This agreement applies only until Mr. Charney is eligible for qualified retirement benefits under the terms of his restricted stock unit awards.
The dollar values of benefits that would be payable to named executive officers upon a qualifying termination under our severance plan are summarized under “Executive Compensation – Potential Payments upon Termination or Change in Control.”
Change-in-Control Benefits under Equity Plans. The change-in-control provisions vary among our outstanding equity awards depending on the equity plan under which they were awarded. The provisions of the 2015 Equity Incentive Plan (the "2015 Plan") are described below. Additional details regarding these provisions and the provisions of the 2010 Equity Incentive Plan can be found under "Executive Compensation – Potential Payments Upon Termination or Change in Control – Change-in-Control Provisions Under Equity Plans."
The 2015 Plan has a "double-trigger" change-in-control provision. Unless the committee determines otherwise at the time of grant of an award, no acceleration or payment will occur with respect to any outstanding award upon a change in control if the outstanding award is honored, assumed, or replaced with a new right that complies with the provisions of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. Any honored, assumed, or replacement award will be subject to accelerated vesting after the change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
If the awards are not honored, assumed, or replaced, as described above, they will vest immediately prior to the change in control and each restricted stock unit award will be canceled in exchange for an amount equal to the fair market value of the common shares covered by the award, with any performance-based awards deemed to have been earned in full at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable.
Death
With certain exceptions (including those described below), upon the death of a named executive officer, his or her estate (i) will retain rights to outstanding performance-based restricted stock unit awards to the extent the awards vest during the 12 months immediately following death, (ii) will vest immediately with respect to outstanding time-based awards to the extent the award would have vested during that same 12-month period, and (iii) all other restricted stock unit awards are forfeited. However, other than special awards granted to Mrs. Griffith and Mr. Sauerland in August 2015, once an executive has reached his or her qualified retirement eligibility date (described above), all time-based unit awards that have not vested prior to his or her death will be forfeited and his or her death will be treated as a qualified retirement with respect to performance-based awards. These provisions apply equally to all participants.
If the executive had elected to defer bonuses or equity-based awards, his or her estate would also be entitled to receive distributions from our deferral plan in accordance with the executive’s prior elections and the terms of that plan. The executive's estate could also be entitled to receive a payout of unused vacation and personal time (earned time benefit), subject to limitations applicable to all employees, and to receive certain health and welfare benefits as prescribed for all employees by federal COBRA laws. No other post-employment payments would be made to the executives or his or her estate under these circumstances.
Health and Welfare Benefits
Named executive officers are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), and a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.

PROCEDURES AND POLICIES
Annual Compensation Committee Decisions
The Compensation Committee makes or approves all final determinations regarding executive compensation, including salary and equity and non-equity incentive compensation targets and performance goals. Committee decisions on executive compensation for 2016 were made after considering each executive’s role and responsibilities, performance evaluations, recommendations presented by management, compensation data from comparable companies obtained from management's compensation consultant and other third parties, and analyses performed by our Compensation Department and/or consultants. Our CEO participates in certain Committee meetings to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion between the Committee and management, including our CEO, our Chief Human Resource Officer, members of the Compensation Department and Law Department, and other Progressive personnel. The Committee routinely reports to the full Board of Directors on compensation matters, generally after each regularly scheduled Committee meeting.
The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee or the Board. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation, such as performance goals under our Gainsharing program, generally apply to other employees as well.
The Committee has the authority under its charter to hire its own compensation consultants and legal advisors, at our expense. During 2016, the Committee continued to use Semler Brossy Consulting Group to advise the Committee with respect to executive officer and director compensation, including the compensation decisions related to the CEO transition.
Compensation Comparisons
Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons alone do not drive the Committee’s decisions, which result from a number of factors that are reviewed and evaluated by the Committee. These factors can be different for individual executives, can vary from year-to-year, and can include a number of qualitative and quantitative judgments, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the experience of an executive in his or her position, past compensation history, individual performance, and the executive’s future potential, among other matters. Compensation comparisons also enter into this analysis.
For annual compensation decisions made in January 2016, executive compensation survey data and statistical analyses that we used for our Chief Executive Officer, Chief Financial Officer, and Personal Lines Chief Operating Officer at the time were provided by management’s compensation consultant, Pearl Meyer & Partners, as follows:

•	Proxy statement data for 13 publicly held insurance companies;

•	Survey data published by Towers Watson and Aon Hewitt of public companies in the $10 billion to $25 billion revenue range; and

•	Proxy statement data for 40 public companies within close proximity to Progressive on the Fortune 500 list.
The first category included publicly held insurance companies, which represent potential competitors for our executive talent. We included companies with comparable total revenues, rather than total assets, due to significant asset size differences between insurance companies writing different types of insurance products. The companies in this category are listed below in descending order according to total revenue for 2015, the latest data available.
MetLife, Inc.
Prudential Financial, Inc.
The Allstate Corporation
The Travelers Companies, Inc.
Aflac Incorporated
The Progressive Corporation
Chubb Limited
The Hartford Financial Services Group, Inc.
Lincoln National Corporation
Principal Financial Group, Inc.

Unum Group
Assurant, Inc.
CNA Financial Corporation
Genworth Financial, Inc.
The remaining two categories included a large number of companies from many industries. These companies were also selected based on company revenues and not total assets, given significant differences in asset requirements across various industries. Further, this choice reflects that we do not generally recruit senior management level talent from other insurance companies, and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broad range of companies to be an appropriate reflection of the marketplace for the services of our executives.
With respect to the other named executive officers, we use published survey data because proxy statement data is not as readily available for these positions. For our Commercial Lines President and Chief Marketing Officer, we use survey data published by Towers Watson and Aon Hewitt of public companies in the $1.0 billion to $2.5 billion and $10 billion to $25 billion revenue range, respectively. The comparison data for our Chief Investment Officer was obtained from survey data published by McLagan, which included comparisons to chief investment officers at other insurance companies.
In evaluating the data from these groups, we do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay. All compensation comparisons referred to in this report are based on the data for these comparison groups. The comparisons were provided to the Compensation Committee in late 2015 and early 2016, at the time that the Committee was considering 2016 compensation decisions for the named executive officers.
For information reviewed in the context of the CEO transition, see “– Additional Comments Regarding 2016 Compensation Decisions – Chief Executive Officer.”
Use of "Tally Sheets”
When the Compensation Committee is considering annual compensation decisions for executives, the Committee is provided with information showing, for each executive, the total aggregate compensation (salary, target cash bonus potential, and equity-based award values) proposed to be awarded to such executive for the upcoming year. These tally sheets are used by the Committee to review each executive’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the Committee monitors and assesses the reasonableness of its annual compensation decisions for each executive.
In addition, at least annually, the Committee reviews summaries of the payments that would be made to each executive upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see, in one place, all of the potential payouts that an executive can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, vesting of equity-based awards upon a “qualifying retirement” or a “change in control”). The Committee thus is able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.
To the extent that these payments arise from an executive’s prior earnings (such as distributions from deferral accounts), the Committee generally does not factor those payments into compensation decisions, since those amounts were previously earned in full by the executive, the value of the account has increased or decreased over time based on the executive’s investment elections, and we have made no subsequent contributions to increase the value of these accounts. To the extent that these payments arise from performance measures established in prior years, the Committee generally does not view such payments negatively either, since the amount and timing is dependent on whether and when the company achieves the stated performance goals and the executive’s services that helped lead to the achievements. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios.
Internal Pay Equity; Wealth Accumulation
We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the CEO or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee believe that such limitations are not an appropriate way to make compensation decisions for our executives and that such procedures would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at risk,” performance-based component that is commensurate with the executive’s responsibilities. We rely on the judgment of the Committee, after considering recommendations from management, including the CEO, available market data, and evaluations of executive performance, in making these decisions.
No Tax “Gross-Up” Payments
We do not provide tax gross-up payments in connection with an executive officer’s compensation, severance, change-in-control payments, perquisites, or other benefits provided by us. Minor exceptions to this rule may arise under terms that apply to all of our employees; for example, any employee, including an executive officer, who receives taxable benefits from us under our relocation program is entitled to receive payments to defray the related tax obligation.
Effect of Any Future Financial Restatement; Recoupment
The current terms of our cash bonus programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering such payment or the vesting of such award are later restated, to the extent that such bonuses or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights, including limitations on those rights, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Equity Ownership Guidelines for Executives
Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive common shares (or equivalent vested interests, such as shares held on her behalf in our 401(k) plan or equivalent units held in our executive deferred compensation plan, but excluding unvested restricted stock units) with a minimum value of six times the CEO's base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive equity at levels that their respective compensation and financial circumstances permit. To support this goal, each executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive, each executive is expected to hold restricted or unrestricted equity with a value of at least three times his or her base salary. Management and the Committee believe that equity holdings under these guidelines, as well as additional, voluntary holdings by executives in our equity, 401(k), and deferral plans, or in their personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of December 2016, Mrs. Griffith and each of the other named executive officers satisfied the applicable guideline.
Prohibition on Pledges
Our executive officers and directors are prohibited from pledging their Progressive common shares as collateral for any loan, including a margin loan. We are not aware of any pledge of Progressive common shares by a director or executive officer.
Prohibitions on Derivatives and Hedging Transactions
Our executive officers and directors are prohibited from making any "short sales" of our common shares and from purchasing, selling or writing options, puts, and calls on our common shares. Our executive officers and directors are also prohibited from entering into any transaction in derivatives or other instruments that are based on or relate to our common shares or any other Progressive security and from buying, selling, or trading any financial instrument (such as a variable forward contract, equity swap, credit default swap, collar, or exchange fund), or initiating or participating in any other transaction, that is designed or intended to hedge against, or profit from, a decrease in the market value of our common shares or any other Progressive security.

Timing of Annual Equity Awards
We expect that, consistent with our actions in recent years, annual equity awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for such awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March also follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards generally have been made to an executive officer only at the time of his or her appointment to or promotion within the executive team; any such interim or special award to an executive officer would require the approval of the Compensation Committee.
RELATED CONSIDERATIONS
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code limits to $1 million per year (the “deduction limit”) the deduction allowed for federal income tax purposes for compensation paid to each of the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer (“covered employees”). This deduction limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

Our policy is to structure incentive compensation programs for covered employees to satisfy the requirements for the “performance-based compensation” exception to the deduction limit and, thus, to preserve the deductibility of compensation paid to covered employees, to the extent consistent with our compensation practices and programs. Several elements of our compensation program, however, constitute income that is not considered “performance-based” under Section 162(m). For example, salary, bonuses to Mr. Cody under the PCM Bonus Plan, and time-based equity awards are not "performance-based" within the meaning of Section 162(m). In addition, the additional bonus opportunity (which amounted to approximately $280,000) and performance-based equity awards (the value of which for tax purposes will not be known until vesting) made to Mrs. Griffith when she became Chief Executive Officer are not "performance-based" within the meaning of Section 162(m). The Committee determined that aligning incentives to be provided by these awards with incentives provided in previously-granted awards was more important than ensuring tax deductions for these additional awards.
If the total of any covered employee’s compensation that does not satisfy the “performance-based compensation” exception exceeds the deduction limit in any year, Progressive will not be entitled to a federal income tax deduction for the excess. Management and the Committee will continue to monitor the actual tax impact of our compensation strategies each year and consider such impact in making compensation decisions. We will not necessarily discontinue or decline to adopt a compensation plan, however, that has a potential negative impact under Section 162(m), if we believe that the program in question is appropriate and in the interest of shareholders.
In 2016, the non-performance-based compensation earned by Mrs. Griffith, Mr. Cody, Mr. Barbagallo, and Mr. Charney exceeded the deduction limit by approximately $0.6 million, $0.8 million, $0.2 million, and $0.1 million, respectively, principally arising from salary and the vesting of time-based equity awards, and, in the case of Mrs. Griffith the portion of her annual Gainsharing bonus related to her July salary and target increase, and, in the case of Mr. Cody, his bonus earned under the PCM Bonus Plan. Because Mr. Renwick did not meet the IRS definition of a covered employee for 2016, his compensation is not subject to the deduction limit.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately includable in the individual’s taxable income, and the individual is subject to an additional 20% tax plus interest, even if the actual payment of value to the individual might be delayed for years under the applicable plan or award. We seek to draft our compensation plans in a manner that provides an exemption from Section 409A or complies with Section 409A requirements.

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.
The Compensation Committee of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2017, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2016.

COMPENSATION COMMITTEE

Bradley T. Sheares, Ph.D., Chairman
Roger N. Farah

COMPENSATION PROGRAMS AND RISK MANAGEMENT
We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. We also believe our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate cash bonuses under our Gainsharing program, as well as the goals under most of our performance-based equity awards that measure insurance results, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainsharing program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals.
In addition, the PCM Bonus Plan provides an annual cash incentive program for our investment professionals, including our Chief Investment Officer, who actively manage our fixed-income portfolio. The primary constraints on the risks inherent in our fixed-income portfolio are our internal investment guidelines relating to credit quality, duration, issuer concentration, and other parameters, which are approved by the Board’s Investment and Capital Committee. Within this framework, our bonus plan compares the total return of our fixed-income portfolio against the results achieved by comparable firms in an investment benchmark for the current year and over the trailing three-year period to determine an indicated performance score. The Compensation Committee, in its discretion, can accept the indicated performance factor, or increase or decrease it, based on its evaluation of our fixed-income investment performance for the year; bonuses for our investment professionals are then adjusted accordingly. We believe that this combination of investment guidelines and one- and three-year performance comparisons, with an overlay of Committee discretion to monitor performance and bonus results, appropriately addresses the risks attendant to the work of our investment professionals.
We also award performance-based equity awards tied to the relative performance of our fixed-income portfolio to our CEO, CFO, Chief Investment Officer, and two other portfolio managers. Under these awards, our portfolio’s three-year performance is evaluated against the total returns of comparable firms over the same periods, similar to the cash bonus plan for our investment professionals described above. Maximum payout under these awards occurs at performance at the 75th percentile of comparable firms to mitigate any incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance. We believe that the focus on the three-year results, along with the investment constraints mentioned above and the use of the 75th percentile as the maximum payout measure, provides appropriate incentives for these executives without creating inappropriate risks.
In addition, our current cash bonus programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering payments or vesting of the award are later restated, to the extent that such bonuses or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights and the limitation thereon, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company.

EXECUTIVE COMPENSATION
The following information sets forth the total compensation of our named executive officers (NEOs) for 2016, comprised of each person who served as our Chief Executive Officer (CEO) during the year, our Chief Financial Officer (CFO), and our three other most highly compensated executive officers. The titles set forth below reflect positions held at December 31, 2016.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	All Other Compensation[4] ($)	Total ($)
Susan Patricia Griffith[1]	2016	$616,346	$4,800,172	$1,422,631	$24,997	$6,864,146
President and Chief Executive Officer	2015	516,538	3,560,097	1,033,077	12,000	5,121,712
	2014	487,115	1,470,081	803,740	12,000	2,772,936
Glenn M. Renwick	2016	633,654	7,500,012	1,587,303	72,438	9,793,407
Executive Chairman of the Board (former CEO)	2015	750,000	7,500,025	1,800,000	93,527	10,143,552
	2014	750,000	7,500,004	1,485,000	106,577	9,841,581
John P. Sauerland	2016	546,538	1,650,117	1,140,899	12,000	3,349,554
Vice President and Chief Financial Officer	2015	516,538	3,560,097	1,033,077	12,750	5,122,462
	2014	487,115	1,470,081	803,740	12,000	2,772,936
William M. Cody	2016	463,269	1,046,275	1,081,734	12,500	2,603,778
Chief Investment Officer	2015	448,269	1,012,553	1,031,018	12,000	2,503,840
	2014	348,611	978,799	669,334	12,000	2,008,744
John A. Barbagallo	2016	463,269	1,023,014	773,660	12,000	2,271,943
Commercial Lines President	2015	447,692	990,034	716,308	12,750	2,166,784
	2014	427,692	946,062	564,554	12,000	1,950,308
M. Jeffrey Charney	2016	458,846	1,012,056	766,273	12,000	2,249,175
Chief Marketing Officer	2015	448,269	990,034	717,231	12,150	2,167,684
	2014	433,846	957,037	572,677	12,000	1,975,560

[1]	At the time of Mrs. Griffith's transition to Chief Executive Officer, her compensation was increased. See "Compensation Discussion and Analysis" for additional information.

[2]	Represents grant date fair value of restricted stock unit awards for each year. Grant date fair value is measured using the closing price of our stock on the date of grant.
With regard to performance-based awards, the grant date fair value represents the target value; however, the ultimate value to the NEO can be higher or lower depending on performance. See "Outstanding Equity Awards at Fiscal Year End" for further discussion.
The following table represents the value of performance-based awards at grant date assuming the maximum level of performance will be achieved.

Name	Grant Year	Grant Date Fair Value (Maximum Performance)
Susan Patricia Griffith	2016	$7,825,164
	2015	6,600,055
	2014	2,450,039
Glenn M. Renwick	2016	18,187,523
	2015	18,187,557
	2014	18,187,510
John P. Sauerland	2016	2,695,082
	2015	6,548,065
	2014	2,450,039
William M. Cody	2016	1,278,793
	2015	1,237,542
	2014	1,196,290
John A. Barbagallo	2016	1,395,027
	2015	1,350,002
	2014	1,290,042
M. Jeffrey Charney	2016	1,380,037
	2015	1,350,002
	2014	1,305,018

For the terms of awards granted in 2016, see “Executive Compensation -- Grants of Plan-Based Awards” below and “Executive Compensation -- Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Also, see the “Compensation Discussion and Analysis,” as well as Note 9 – Employee Benefit Plans in Progressive’s 2016 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement, for further discussion of the restricted stock unit awards and our recognition of expense relating to such awards.

[3]
Amounts were earned under or consistent with The Progressive Corporation 2007 Executive Bonus Plan, which is part of our overall Gainsharing program, for all indicated NEOs and, for Mr. Cody, under the 2016 Progressive Capital Management Bonus Plan ("PCM Bonus Plan"). Non-equity incentive plan compensation earned by these executives with respect to 2016 was paid (if not deferred by the NEO) in early 2017. Amounts reported include, if applicable, compensation that was deferred under our Executive Deferred Compensation Plan (EDCP). Further discussion of these plans is included in “Compensation Discussion and Analysis,” “Executive Compensation -- Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” and “Executive Compensation -- Nonqualified Deferred Compensation.”

[4]	All Other Compensation for 2016 is comprised of the following:

Name	401(k) Employer Contributions[a]	Perquisites		Other[c]
Susan Patricia Griffith	$12,000	$12,997	[b]	$—
Glenn M. Renwick	12,000	34,688	[b]	25,750
John P. Sauerland	12,000	—		—
William M. Cody	12,000	—		500
John A. Barbagallo	12,000	—		—
M. Jeffrey Charney	12,000	—		—
a Represents employer matching contributions made during 2016 under our 401(k) plan. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution of $12,000,
b Includes $5,165 and $29,266 in incremental costs for Mrs. Griffith and Mr. Renwick’s personal use of our company airplane, respectively. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes the incremental costs attributable to the personal use of a company car by Mrs. Griffith and Mr. Renwick during their respective tenures as CEO, which is primarily limited to commuting to and from work. For more information, see “Compensation Discussion and Analysis - Other Elements of Compensation - Perquisites.”
c During 2016, The Progressive Insurance Foundation made a donation of $25,000 in honor of Mr. Renwick’s retirement as CEO to a charity of his choosing. In addition, Mr. Renwick and Mr. Cody received a service anniversary award paid for each five-year anniversary of employment with the company, under a program applicable to all employees.

Grants of Plan-Based Awards
The following table summarizes annual cash and equity incentive awards that were eligible to be earned by our NEOs with respect to 2016 under or consistent with the 2007 Executive Bonus Plan, which is part of the overall Gainsharing program (non-equity incentive plan awards), and the PCM Bonus Plan, as well as restricted stock units awarded in 2016 under The Progressive Corporation 2015 Equity Incentive Plan ("2015 Plan"), including both time-based and performance-based awards (equity incentive plan awards). Each unit is equivalent in value to one common share.
GRANTS OF PLAN-BASED AWARDS IN 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Equity Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Susan Patricia Griffith	NA	$0	$851,875	$1,703,750
	3/17/2016						15,963	[3]			$550,085
	3/17/2016				0	[4]	31,922	[4]	79,805	[4]	1,100,032
	7/1/2016						31,589	[5]			1,050,018
	7/1/2016				0	[6]	63,178	[6]	152,680	[6]	2,100,037
Glenn M. Renwick	NA	0	950,481	1,900,962
	3/17/2016				0	[4]	217,644	[4]	527,787	[4]	7,500,012
John P. Sauerland	NA	0	683,173	1,366,346
	3/17/2016						15,963	[3]			550,085
	3/17/2016				0	[4]	31,922	[4]	78,209	[4]	1,100,032
William M. Cody	NA	0	579,086	1,158,172
	3/17/2016						13,494	[3]			465,003
	3/17/2016				0	[4]	16,868	[4]	37,110	[4]	581,272
John A. Barbagallo	NA	0	463,269	926,538
	3/17/2016						13,494	[3]			465,003
	3/17/2016				0	[4]	16,193	[4]	40,483	[4]	558,011
M. Jeffrey Charney	NA	0	458,846	917,692
	3/17/2016						13,350	[3]			460,041
	3/17/2016				0	[4]	16,019	[4]	40,048	[4]	552,015
NA=Not Applicable

[1]
The amount of non-equity incentive plan compensation earned by the NEOs with respect to 2016 is included in the “Summary Compensation Table.” Further description of both the non-equity and equity incentive plan awards is provided in “Compensation Discussion and Analysis” and in the following narrative disclosure.

[2]
Awards are valued at the closing price of our common shares on the date of grant, which was $34.46 for March 17, 2016 and $33.24 for July 1, 2016 awards. The target amount of performance-based restricted stock unit awards granted is used to determine grant date fair value.

[3]	Represents the number of shares covered by time-based restricted stock unit awards.

[4]
Represents the number of shares covered by performance-based restricted stock unit awards. Except as otherwise noted in this footnote 4, these awards measure growth of our vehicle insurance businesses against market growth and will vest from 0-250% of the target award, only if and when pre-established performance goals are attained.

As part of their annual grant awards, Mr. Renwick received 32,647 units, Mr. Sauerland received 3,192 units, and Mr. Cody received 10,121 units in the form of performance-based awards that measure the performance of our fixed-income portfolio returns against a benchmark. These awards can vest from 0-200% of the target award only if and when pre-established performance goals are attained.

[5]	Represents the number of shares covered by time-based restricted stock unit awards issued when Mrs. Griffith assumed the role of CEO.

[6]
Represents the number of shares covered by performance-based restricted stock unit awards issued under the 2015 Plan when Mrs. Griffith assumed the role of CEO. Except as otherwise noted in this footnote 6, these awards measure growth of our vehicle insurance businesses against market growth and will vest from 0-250% of the target award, only if and when pre-established performance goals are attained. As part of this award, Mrs. Griffith received 10,530 units in the form of an award that measures the performance of our fixed-income portfolio returns against a benchmark. This investment-based award can vest from 0-200% of the target award only if and when pre-established performance goals are attained.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Salary. For 2016, salary comprised approximately 9% of total compensation for Mrs. Griffith, 6% for Mr. Renwick, 16% for Mr. Sauerland, 18% for Mr. Cody, and 20% for each of Mr. Barbagallo and Mr. Charney.
Non-Equity Incentive Compensation. Non-equity incentive compensation for the NEOs, with respect to 2016 was available under our 2007 Executive Bonus Plan and was determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Bonus
For each participating named executive officer, the salary and the target percentage (as a percent of salary) were established by the Compensation Committee during the first quarter of the year. When the participant’s paid salary for the year is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. For 2016, Mrs. Griffith's target percentage for non-equity incentive compensation was initially 125% and increased to 150% for the second half of the year when she became CEO; Mr. Renwick’s target percentage was 150% of salary; the target percentage was 125% of salary for Mr. Sauerland; the target percentage was 100% of salary for Mr. Barbagallo and Mr. Charney; and Mr. Cody's target percentage was 50% of his salary under this plan (as discussed below, Mr. Cody received an additional target of 75% of salary under our PCM Bonus Plan).
Under the 2007 Executive Bonus Plan, the Gainshare Factor was determined for all named executive officers after the end of the year based on our actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee in the first quarter of the year. The Gainshare Factor could range from 0.0 to 2.0, depending on the extent to which our results meet, exceed, or fall short of the objective performance goals established by the Committee. As a result, each participant could earn an annual cash bonus of between 0.0 and 2.0 times his or her target bonus, with the amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus. The executive’s annual cash bonus would equal the target bonus amount if the applicable Gainshare Factor equaled a 1.0 for the year. Each executive had to be employed on November 30th of 2016 to receive a bonus for that year. Bonuses were paid in early February of 2017, after the appropriate approvals and certifications were received from the Compensation Committee.
For 2016, each of the participating named executive officers, other than Mr. Cody, earned his or her bonus solely under the Gainsharing program using performance criteria designed to evaluate the growth and profitability of our core insurance businesses, excluding our investment results and the Property business (the “core business”). The core business was defined to include the Agency auto, Direct auto, and the special lines business units (collectively, Personal Lines), and the Commercial Lines business unit.
The Gainshare Factor for the core business for 2016 was calculated as follows:

•
A separate “Gainsharing matrix” was established by the Committee for each of the Agency auto, Direct auto, and special lines business units, and our Commercial Lines business unit. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable business unit.

•
In each case, profitability was measured by the calendar year combined ratio determined by reference to financial information prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), and growth was measured by reference to “policies in force” for each business unit.

•
Actual growth and profitability performance results for each of the Agency auto, Direct auto, and special lines business units, and our Commercial Lines business unit were determined after year end and compared to the appropriate matrix to produce a performance score for each business unit.

•
The performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the core business as a whole. The weighted scores for the business units were then added together to produce the Gainshare Factor.

In 2016, the final Gainshare Factor determined according to these criteria was 1.67. The following table presents the overall 2016 growth and profitability data for the business units that comprised our core business:

Business Unit	Combined Ratio[1]	Increase in Policies in Force[2] (%)
Agency	95.0	4%
Direct	95.6	10
Special lines	—	3
Commercial Lines	93.6	11

[1]
Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.
Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned by the core business, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor (%)	Weighted Performance Score
Agency auto	1.40	41.2%	.58
Direct auto	1.92	40.8	.78
Special lines	1.48	6.8	.10
Commercial Lines	1.91	11.2	.21
Gainshare Factor			1.67
The 2016 Gainsharing bonuses for each of the named executive officers were calculated using the 1.67 Gainshare Factor. The amounts of those payments are included as non-equity incentive plan compensation in the Summary Compensation Table. Mr. Cody also received a bonus under the PCM Bonus Plan described below.
Under our 2007 Executive Bonus Plan, bonuses paid to executives are subject to recoupment by Progressive if operating or financial results that are used in the bonus calculation are later restated. If an executive engages in fraud or other misconduct leading to the restatement, we can require him or her to repay the entire bonus paid for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover these amounts other than limits imposed by law. In addition, we would have the right to require repayment of any excess bonus resulting from the calculation from an executive who did not engage in misconduct, but nonetheless received a bonus that was artificially high due to the use of incorrect financial results, but only if the potential recovery would exceed the lesser of 5% of the bonus paid or $20,000 and the restatement occurs within three years after the bonus is paid. Further, the bonuses will be subjected to recoupment to the extent required by the rules of the SEC, NYSE or any policy we adopt to comply with those rules.

Non-Equity Incentive Compensation - Investment Performance. In addition to his bonus earned under the 2007 Executive Bonus Plan for 2016, Mr. Cody was eligible to earn a separate bonus under our PCM Bonus Plan with a target bonus equal to 75% of his 2016 salary. His bonus under this plan for 2016 could range from 0.0 to 2.0 times the target amount, or from 0% to 150% of his salary. Under the PCM Bonus Plan, we determine the performance of our fixed-income portfolio, which is actively managed by our investment group, for the current year and over the trailing three-year period, on the basis of the fully taxable equivalent total return, including the benefit of state premium tax abatements associated with certain municipal securities held in our portfolio. We then compare those results against the total return results achieved by a benchmark group of comparable firms for the same time periods. After the end of the year, using performance data supplied by an independent third party, separate performance scores are determined based on our percentile ranking in the benchmark group for the one- and three-year periods as follows:

Period	Score=0 Rank at or below	Score=1.0 Rank equal to	Score=2.0 Rank at or above
One year	15th percentile	50th percentile	85th percentile
Three year	25th percentile	50th percentile	75th percentile
The two scores are then averaged to determine an indicated performance score for the year, and this score is communicated to the Compensation Committee. The Committee then evaluates the indicated score in the context of our investment results and other factors relevant to our investment performance for the year. The Committee may consult with other Board members or others, as it deems appropriate, for additional perspectives. In the end, the Committee has the discretion, based on its evaluation, to accept the indicated performance score, decrease it, or increase it up to the maximum allowed factor of 2.0, and to adjust the bonuses paid to our investment professionals accordingly.
For 2016, we achieved a total return, as described above, in our fixed-income portfolio of 3.06%, which ranked us at the 90th percentile of the benchmark group of over 100 comparable investment firms. For the three years ending on December 31, 2016, our fixed-income portfolio earned a cumulative return of 8.58%, ranking us at the 89th percentile of the comparable firms. Using the methodology described above, we computed an indicated performance score of 2.0 under the plan for the year, which was communicated to the Compensation Committee. The Committee decided to pay the 2016 bonuses under the PCM Bonus Plan using a 2.0 performance factor, consistent with the calculated score. Mr. Cody’s bonus under the PCM Bonus Plan is reported as non-equity incentive plan compensation in the Summary Compensation Table.
Equity Incentive Plan Awards. In 2016, all of the equity incentive plan awards were granted pursuant to our 2015 Plan. We granted both time-based and performance-based restricted stock unit awards to Mrs. Griffith, Mr. Sauerland, Mr. Cody, Mr. Barbagallo, and Mr. Charney. Mr. Renwick received only performance-based restricted stock unit awards.
Restricted stock unit awards entitle the holder to receive, upon the satisfaction of all requirements for vesting and the lapse of any other restrictions, one Progressive common share in exchange for each unit vesting. Unit awards do not have voting rights, but are entitled to dividend equivalent payments at the time dividends are paid to holders of our common shares; those dividend equivalent payments are reinvested into additional restricted stock units, which will be paid to the named executive officers (and other recipients) only if and when the underlying restricted stock unit award vests.
During March, the named executive officers who received time-based restricted stock unit awards received annual awards with a value equal to 100% of their respective salaries. In addition, upon assuming the position of CEO in July 2016, Mrs. Griffith received an additional time-based restricted stock unit award with a value equal to 150% of her new salary. These time-based awards are scheduled to vest in equal installments on January 1, 2019, 2020, and 2021, provided that the executive continues to satisfy the vesting requirements at that time. For each of these officers, 50% of their respective time-based awards, to the extent they have not yet vested, will vest earlier, upon their satisfying the age and years of service requirements for a “qualified retirement,” as discussed below in more detail under “Potential Payments upon Termination or Change in Control - Qualified Retirement Provisions under Equity Plans.”
We also granted annual performance-based restricted stock unit awards to the named executive officers in March 2016. The values of the performance-based awards were determined by the Compensation Committee, based on a percentage of each individual’s salary and the value of our common shares at the time of grant. For the March 2016 grant, Mr. Renwick received awards with a value equal to 1,000% of his salary, Mrs. Griffith and Mr. Sauerland received awards with a value equal to 200% of his or her respective salary, Mr. Cody received awards with a value equal to 125% of his salary, and Mr. Barbagallo and Mr. Charney received awards with a value equal to 120% of their respective salaries. In July 2016, when Mrs. Griffith became CEO, she also received an additional performance-based award with a value equal to 300% of her new salary. The performance-based restricted stock unit awards are tied to the operating performance of our vehicle businesses, and for Mrs. Griffith, Mr. Renwick, Mr. Sauerland, and Mr. Cody, a portion of their awards is tied to the performance of our fixed-income investment portfolio, as further described below.
For the performance-based restricted stock unit awards tied to the operating performance of our vehicle businesses, the awards will vest (i) if and to the extent that the compounded annualized growth of our personal and commercial auto insurance businesses, measured in terms of direct premiums written, for the three-year period ending December 31, 2018 (whether positive or negative) exceeds the aggregate personal and commercial auto insurance market’s growth rate (excluding Progressive) over that period, in each case determined using A.M. Best data, and (ii) if our combined ratio is 96 or lower for the 12-month period preceding the Committee’s required certification of those performance results. More specifically, the ultimate payout (if any) at the end of the three-year period is determined by the performance of the company, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three and a half percentage points or more	250% of the target number of units will vest; this is the maximum possible award value
If our growth rate exceeds the market growth rate by more than two percentage points but less than three and a half percentage points
Between 100% and 250% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points
Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.4 percentage points, then 70% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited
If the minimum growth goal is not satisfied the awards will not vest and will be forfeited. In the event that the growth goal is satisfied for the three-year period but the profitability goal is not satisfied when the Committee is in a position to certify the growth results, the awards will remain open for vesting until January 31, 2021, in order to allow the opportunity to satisfy the profitability goal; if the profitability goal is not satisfied by January 31, 2021, the awards will expire and be forfeited.
For the performance-based restricted stock unit awards tied to the performance of our fixed-income portfolio, the awards have a performance goal that measures the annualized total return of our fixed-income portfolio, which is actively managed by our investment professionals, over a three-year period (2016 through 2018), against the returns of a set of comparable investment firms. The number of units that ultimately will vest can vary from 0% to 200% of the target amount, as described in the table below. These awards did not increase the size of the executives’ respective equity awards, but were a portion of the total performance-based awards that otherwise would have been granted to them in 2016.

Investment Returns vs. Comparable Investment Firms	Number of Units Vesting
If our ranking is at or above the 75th percentile	200% of the target number of units will vest; this is the maximum possible award value
If our ranking is between the 25th and 75th percentile	Between 0% and 200% of the target number of units will vest in proportion to our percentile ranking (e.g., if our investment return is ranked at the 56th percentile, then 124% of the award will vest)
If our ranking is at or below the 25th percentile	The award will not vest and is forfeited

The annual performance-based restricted stock unit awards are subject to provisions that permit the named executive officers receiving those awards to retain a higher percentage of their awards (compared to other award recipients) if they retire after having satisfied qualified retirement provisions. See “Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
All restricted stock unit awards granted during 2016 are made subject to potentially accelerated vesting pursuant to the “change in control” provisions in the 2015 plan. See “Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.
The performance-based restricted stock unit awards granted in 2016 are subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results that caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but only to the extent the incorrect results caused a vesting, without interest and only if the restatement occurs within three years after the vesting date. Further, the awards will be subject to recoupment to the extent required by the SEC, NYSE or any policy we adopt to comply with those rules.
Further discussion of our compensation strategy and plans can be found in “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the unvested restricted equity awards outstanding under our 2010 Equity Incentive Plan (the "2010 Plan") and 2015 Plan. The value of the equity awards is calculated using $35.50 per share, the closing price of Progressive common shares on the last business day of 2016.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

	Unit Awards[1]
Name	Number of Units That Have Not Vested[2] (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Susan Patricia Griffith	—	$—	110,409	[3]	$3,919,520
	—	—	369,200	[4]	13,106,600
Glenn M. Renwick	—	—	1,674,993	[4]	59,462,251
John P. Sauerland	—	—	78,820	[3]	2,798,110
	—	—	300,195	[4]	10,656,922
William M. Cody	—	—	69,234	[3]	2,457,807
	—	—	104,421	[4]	3,706,945
John A. Barbagallo	3,462	122,901	34,356	[3]	1,219,638
	—	—	124,785	[4]	4,429,867
M. Jeffrey Charney	—	—	69,495	[3]	2,467,073
	—	—	125,286	[4]	4,447,653

[1]	Amounts include restricted stock unit awards and related dividend equivalents.

[2]
Represents time-based restricted equity awards that have been earned under the "qualified retirement" provisions of the 2010 Incentive Plan (see "Potential Payments upon Termination or Change in Control - Qualified Retirement Provisions under Equity Plans" below).

[3]	Represents time-based restricted stock unit awards. Following are the applicable vesting dates for those awards:

Name	1/1/17	6/1/17[a]	1/1/18	1/1/19	7/1/19[a]	10/1/19[a]	1/1/20	1/1/21
Susan Patricia Griffith	21,839	—	20,700	29,692	—	19,089	11,164	7,925
John P. Sauerland	21,839	—	20,700	19,161	8,560	—	5,899	2,661
William M. Cody	19,656	24,789	9,168	8,320	—	—	5,052	2,249
John A. Barbagallo
Earned Awards (See note 2 above)	3,462	—	—	—	—	—	—	—
Unearned Awards	9,716	—	9,057	8,282	—	—	5,052	2,249
M. Jeffrey Charney	19,988	—	18,410	16,592	—	—	10,055	4,450
a The date on which the executive officer is expected to satisfy the qualified retirement provisions of the 2010 Plan or 2015 Plan.

[4]
The following table presents, as of December 31, 2016, the number of unvested performance-based restricted stock units, including reinvested dividend units, for each of the NEOs, by year of grant. The number of shares shown reflects either the target amount of shares, or the maximum number of shares that can vest, depending on the company’s expectations, as described in the applicable note below.

Name	2014	2015	2016
Susan Patricia Griffith	110,437	163,663	95,100
Glenn M. Renwick	819,814	637,535	217,644
John P. Sauerland	110,437	157,836	31,922
William M. Cody	53,924	33,629	16,868
John A. Barbagallo	58,150	50,442	16,193
M. Jeffrey Charney	58,825	50,442	16,019

Following are the performance criteria that must be achieved to enable the performance-based restricted stock unit awards to vest for the year of grant indicated (CR=Combined Ratio). Pursuant to applicable regulations, expectations above the minimum threshold level, but at or below target, are shown at target and expectations of vesting above the target level are shown at the maximum potential vesting.

Type[a]	Measurement Period	Vesting Range	CR	Growth Rate over Base	Reported Value	Expiration Date
Performance versus Market[b]
2014	1/1/14-12/31/16	0-250%	96	0-3.5%	Max	1/31/2019
2015	1/1/15-12/31/17	0-250%	96	0-3.5%	Max	1/31/2020
2016	1/1/16-12/31/18	0-250%	96	0-3.5%	Target	1/31/2021
Investment[c]
2014[d]	1/1/14-12/31/16	0-200%	NA	NA	Max	3/15/2017
2015	1/1/15-12/31/17	0-200%	NA	NA	Target	3/15/2018
2016	1/1/16-12/31/18	0-200%	NA	NA	Target	3/15/2019
Bundled Auto Policies Growth[e]
2015	7/1/15-6/30/18	100-200%	96	20-40%	Target	8/31/2018
NA=Not Applicable
a The vesting provisions for the 2016 awards are discussed in "Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Equity Incentive Plan Awards," and the vesting provisions for the 2014 and 2015 awards have the same structure and maximum vesting potential.
b At December 31, 2016, the company’s expectation for each award is based on our performance through 2016, industry growth rates for the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
c At December 31, 2016, the company’s expectation for each award is based on our performance through 2016, the performance of the peer group during the applicable performance period to the extent available, and our estimates of each for the remainder of the performance period.
d This award vested at the maximum level in February 2017.
e The vesting provisions for this special award granted in 2015 measure growth in the number of auto policies that are combined (or "bundled") with another personal insurance product.

Option Exercises and Stock Vested
The following table summarizes the vesting of restricted stock unit awards during 2016.

OPTION EXERCISES AND STOCK VESTED DURING 2016
	Restricted Stock Awards
	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting
Name	(#)	($)
Susan Patricia Griffith	53,298	$1,733,542
Glenn M. Renwick[2]	322,408	10,664,701
John P. Sauerland	53,298	1,733,542
William M. Cody	55,452	1,767,702
John A. Barbagallo	40,903	1,326,591
M. Jeffrey Charney	38,671	1,246,534
1 The following table summarizes the number of time-based and/or performance-based restricted stock units, including dividend equivalent units, if applicable, that vested on various dates during the year. In addition to the annual vesting of time-based awards on January 1, 2016, time-based awards vest pursuant to our qualified retirement provision of our equity plans (May 1, 2016), as discussed below. Our performance-based restricted stock unit awards vested either when the Compensation Committee certified that the performance criteria were achieved for the awards based on investment performance (February 17, 2016) or when the Compensation Committee certified that the company's growth exceeded industry growth and achieved a pre-determined profit target for awards based on market performance (July 14, 2016).

	Vesting Date	1/1/2016	2/17/2016	5/1/2016	7/14/2016
	Value at Vesting	$31.10	$32.00	$32.91	$33.56
	Type	TB	PB	TB	PB
Name	Performance Factor	NA	2.00	NA	0.79
Susan Patricia Griffith		22,414	—	—	30,884
Glenn M. Renwick		—	99,561	—	222,847
John P. Sauerland		22,414	—	—	30,884
William M. Cody		20,232	27,878	—	7,342
John A. Barbagallo		16,957	—	6,747	17,199
M. Jeffrey Charney		20,843	—	—	17,828
NA= Not Applicable
TB= Time-based
PB= Performance-based
2 Mr. Renwick deferred 287,089 of these shares, with a value of $9,496,392, into the EDCP. See "Executive Compensation - Nonqualified Deferred Compensation."

Nonqualified Deferred Compensation
The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2016, as well as each NEO's aggregate ending balance in the EDCP at December 31, 2016. Participation in the EDCP is voluntary; all NEOs, except Mr. Charney, have elected to participate in the EDCP at various times. Deferral elections are made annually for both non-equity incentive compensation and annual restricted equity awards.
NONQUALIFIED DEFERRED COMPENSATION DURING 2016

	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[2]	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions[3]	Aggregate Balance at Last Fiscal Year End[4]
Name	($)	($)	($)	($)	($)
Susan Patricia Griffith	$—	$—	$27,540	$—	$675,260
Glenn M. Renwick	11,296,392	—	27,219,051	—	232,879,133
John P. Sauerland	—	—	62,671	88,580	738,821
William M. Cody	—	—	727,011	27,998	6,638,195
John A. Barbagallo	—	—	85,236	—	1,297,709
M. Jeffrey Charney	—	—	—	—	—

[1]
Amounts contributed in the last fiscal year are not included in the 2016 information in the Summary Compensation Table above since these contributions resulted from: (i) performance-based awards granted in 2013; and (ii) non-equity incentive compensation earned with respect to 2015 and paid in 2016.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections made in prior years.

[4]
Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted equity awards, both time-based or performance-based, together with earnings on deemed investments. For Mr. Renwick, Mr. Cody, and Mr. Barbagallo the amounts reported in our Summary Compensation Table for 2006 through 2015 were $67,012,553, $670,520 and $508,099, respectively, a portion of which may have been distributed to the participant. No other NEO had deferred amounts reported in the Summary Compensation Tables during this period.

The named executive officers can defer all or part of the non-equity incentive compensation earned under the 2007 Executive Bonus Plan or the PCM Bonus Plan, as well as all of their annual restricted equity awards (but not dividend equivalent units) that were granted under our incentive plans. Amounts equal to the deferred cash bonuses or restricted equity awards are credited under the plan at the time that the bonus otherwise would be paid to the participant or the restricted equity awards would vest. The plan has 15 mutual funds, as well as Progressive common shares, as deemed investment choices. The participant selects the deemed investment choices for contributions and transfers. Fund transfers are limited to twice per quarter. All deferrals are eligible for transfer, except that deferrals of restricted equity awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan. We make no matching contributions or additional deposits on behalf of any participant. Any earnings are a result of an executive’s deemed investment choices.
We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. To secure our future payment obligations to participants, we deposit amounts equal to deferred cash bonuses or restricted equity awards into the trust and the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. For the year ended December 31, 2016, returns for the EDCP's deemed investment choices ranged from (3.06)% to 26.77%.
Distributions from the EDCP are made in accordance with an election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments, beginning at the earlier of the date selected by the participant or upon his or her termination from Progressive. For deferrals made after 2004, distributions resulting from termination of employment are made six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events.
Participants are permitted to change the schedule for certain distributions if they give at least 12 months advance notice and, with respect to post-2004 deferrals, they delay those distributions by at least five years. All distributions are made in cash, with the exception of deferred restricted equity awards granted in or after March 2005, which deferrals are deemed invested in Progressive common shares for the entire deferral period and distributed in common shares. The participant’s respective rights and interests under the plan may not be assigned or transferred under any circumstances.
Potential Payments Upon Termination or Change In Control
The following table highlights the benefits that generally may be received by our executive officers, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in termination of employment or a change in control of the company.

Is the Executive Eligible to Receive[1]:
Under Equity Plans
If This Triggering Event Occurs:	Severance Benefits?	Change in Control Benefits[2]?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[3]?
Involuntary termination (without cause)	✓	—	—	—	✓
Voluntary separation (including nonqualified retirement)	—	—	—	✓	✓
Retirement – qualified (as defined in the plan)[4]	—	—	✓	—	✓
Termination for cause	—	—	—	—	✓
Change in control, no loss of employment	—	✓	—	—	✓
Change in control and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	—	—	✓
Death	—	—	✓	✓	✓

[1]
This table is intended as a general summary only. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to certain criteria, conditions, or other requirements as set forth in the applicable plan documents or related agreements. See below for additional discussions.

[2]
Depending on the type of the award and nature of the change-in-control event, these awards either vest immediately upon occurrence of the change-in-control event or will vest only if, within 24 months after the change-in-control event takes place, the award recipient is terminated or leaves the company’s employ for “good reason." The 2015 Plan has a double trigger provision. See “Change-in-Control Provisions Under Equity Plans” below for additional information.

[3]
An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred eligible compensation during the course of his or her employment. See the “Nonqualified Deferred Compensation” discussion above for additional information.

[4]
Under our outstanding equity awards, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans). However, the same event can be treated as a “qualified retirement” under our equity plans and an involuntary termination without cause under our severance plan.

The significant provisions of our executive separation allowance (severance) plan, as well as the provisions of our equity plans involving “change in control,” “qualified retirement,” and death benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under the“Nonqualified Deferred Compensation” section above. We do not provide other benefits that are triggered by an employee’s termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).
Severance Plan. Our executive separation allowance plan is designed to provide executives with defined financial payments if we ask the executive to leave under certain circumstances. The plan covers our current named executive officers, other than Mr. Renwick, other executive officers, and all other equity-eligible employees. When Mr. Renwick became Executive Chairman in July 2016, the plan was revised to exclude participation by the Executive Chairman.
Among other terms and conditions, we will generally pay a separation allowance (severance) payment to an eligible executive if:

•
his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan) or he or she resigns within a specific period of time following any change in his or her job duties that is deemed significant by Progressive; and

•	the employee signs a termination and release agreement as required by the plan.
The amount of the severance payment will vary among employees based on position and years of service. For the NEOs who are eligible to participate in the plan, the severance payment would equal three times the executive’s annual base salary only at the time of termination. Cash bonuses, equity awards, perquisites, and other compensation are excluded from the severance calculation. In addition, under the plan, the executive would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that the terminated executive would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination. Executive officers who are eligible to receive payments under this plan also are eligible to receive outplacement services for at least two years following separation.
In addition, the plan provides that participants/eligible executives will have the right to receive a severance payment in accordance with the formula described above, if after any change in control of Progressive, either:

•	the participant’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, as defined in the plan; or

•	the participant resigns due to a job change for "good reason."
This plan defines "change in control" and "good reason" the same as those terms are defined in the 2015 Plan, which is described below.
In the event of a termination of employment of our CEO, any other covered NEO, or another executive officer due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.

The following table summarizes for each of the NEOs the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which the executive would have been eligible, if the executive had separated from Progressive at December 31, 2016, under circumstances requiring payments under the executive separation allowance plan:

Name	Amount of Severance Payment ($)	Estimated Value of Health Benefits ($)
Susan Patricia Griffith	$2,100,000	$20,744
Glenn M. Renwick	—	—
John P. Sauerland	1,650,000	26,399
William M. Cody	1,395,000	20,744
John A. Barbagallo	1,395,000	20,496
M. Jeffrey Charney	1,380,000	26,399
The company has also agreed with Mr. Charney, its Chief Marketing Officer, that he will retain the benefit of one performance-based restricted stock unit award if he is asked to leave the company under circumstances that entitle him to receive benefits under the separation allowance plan.  The performance-based award to which he will retain the benefits will be the award with the performance period that ends in the year of separation.  For example, if Mr. Charney had been asked to leave the company without cause in 2016, he would have retained the benefit of the 2014 performance-based award that has a performance period that runs from 2014 through 2016.  If the 2014 performance-based award were to vest at its maximum value, Mr. Charney would receive $2.1 million using the December 31, 2016 closing stock price of our common shares. Any amounts owed to Mr. Charney would be paid in cash, and no payment would be made unless and until the Compensation Committee determines that, and the extent to which, the performance measures under that award have been achieved.  This agreement applies only until Mr. Charney is eligible for qualified retirement benefits under the terms of his restricted stock unit awards.
Change-in-Control Provisions Under Equity Plans. Benefits also may be provided under our equity plans to holders of equity awards, including our NEOs, if a change in control occurs. The change-in-control provisions vary among our outstanding equity awards depending on the equity plan under which they were awarded and the type of award. All equity awards granted in 2016 as well as the special awards granted in August 2015 were granted under the 2015 Plan. The 2015 Plan is expected to be used for any future awards. All other outstanding equity awards were granted under the 2010 Plan. The provisions of each of the plans are discussed briefly below and the 2015 Plan provisions are described in further detail under “Compensation Discussion and Analysis - Other Elements of Compensation - Severance and Change-in-Control Arrangements - Change-in-Control Benefits Under Equity Plans.”

2015 Plan. The 2015 Plan has a "double-trigger" change-in-control provision. Unless an award provides otherwise, the award will not accelerate or be paid out upon a change in control if the outstanding award is honored, assumed or replaced with a new right that complies with the terms of the change-in-control provisions in the 2015 Plan, including providing substantially identical terms and substantially equivalent economic terms. If the awards are not honored, assumed or replaced, as described above, they will vest immediately prior to a change in control and each restricted stock unit award will be cashed out, at fair market value, with any performance-based awards deemed to have been earned at the higher of target or a multiple of target based on the level of achievement through the date of the change in control, if determinable. Any honored, assumed or replacement award will vest after a change in control if, within 24 months after the change in control, the individual is terminated by the surviving entity or the individual terminates employment for good reason. If vesting is accelerated, performance-based awards will be considered to be earned at the higher of target (if applicable) or a multiple based on the level of achievement through the termination date, if determinable.
The definition of "change in control" in the 2015 Plan is intended to satisfy Section 409A of the Internal Revenue Code and defines the term as specific transactions or events, generally including (i) shareholder approval of a liquidation or dissolution, (ii) acquisition by an individual, entity or group of 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors, unless specified exceptions are satisfied, (iii) a change in the composition of the Board such that the individuals who constituted the Board in May 2015 cease to constitute at least a majority of the Board, or (iv) the consummation of a reorganization, merger, consolidation, asset sale or similar transaction unless the company's shareholders retain more than 50% of the voting power of the surviving entity, no individual, entity or group owns 30% or more of the outstanding common shares or the combined voting power of the outstanding securities entitled to vote in the election of directors of the surviving entity, and the company's directors prior to the transaction constitute at least a majority of the board of directors of the surviving entity. "Good reason" involves an adverse employment decision affecting the officer, such as a significant reduction in their duties or responsibilities, a decrease in their compensation or a change in office location that would increase their commute by greater than 50 miles.
2010 Plan. Under the provisions of the 2010 Plan, a “change in control” is only deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of our assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon the occurrence of any change in control, outstanding restricted stock units may vest immediately or they may vest only after the executive is terminated or leaves our employ for “good reason,” depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various employment decisions, such as a significant change in duties, position, or responsibilities, or a decrease in pay, bonus opportunity, or equity awards.
Even though a change in control has occurred, outstanding restricted stock unit awards will not vest as a result of the change of control, and will continue to vest according to the terms of the applicable award agreement (unless the executive is terminated or leaves our employ for good reason as described above), if the change in control is solely a result of (i) an investor purchasing the necessary portion of our common shares, (ii) a result of a turnover of our Board of Directors, (iii) if our common shares are the surviving security in a corporate transaction, and (iv) for time-based awards, if in a corporate transaction our common shares are not the surviving security (in which case outstanding awards will be converted into awards covering securities of the surviving entity). On the other hand, immediate vesting upon a change in control and a cash payout will occur in the event of a cash-out merger or similar transaction and, for performance-based awards, in the event of a corporate transaction in which our common shares are not the surviving security (in which case the awards will be valued at target).

Potential Benefits.The following table quantifies the amount of each NEO’s change-in-control benefits under our equity incentive plans, assuming a change in control (within the meaning of the applicable plan) had occurred and the vesting of all outstanding equity awards and payments had been required under the applicable plan on December 31, 2016:

Name	Payments on Unvested Restricted Stock Unit Awards/Total[1] ($)
Susan Patricia Griffith	$12,604,590
Glenn M. Renwick	29,676,118
John P. Sauerland	9,240,362
William M. Cody	4,672,894
John A. Barbagallo	3,459,399
M. Jeffrey Charney	4,587,341
1Includes time-based and performance-based restricted stock unit awards, plus reinvested dividend equivalents. Performance-based awards are valued at their target amount.
Qualified Retirement Provisions under Equity Plans. The special awards granted to Mrs. Griffith and Mr. Sauerland in August 2015 do not provide a qualified retirement benefit; termination of employment for any reason other than death will result in a forfeiture of the award. Under all other outstanding equity awards, executive officers, along with other equity award recipients, are eligible for the “qualified retirement” benefit upon satisfying the following eligibility criteria.
For all currently outstanding awards other than the special awards granted in August 2015:

•
For time-based awards, 50% of each unvested award vests when the individual first satisfies the eligibility requirements for a qualified retirement and, thereafter, promptly after the grant of each new award to the participant. The remaining half of each award would then vest only when the time-based vesting provisions set forth in the applicable award agreement are satisfied, and not upon the participant’s retirement.

•
For performance-based awards, 50% of each unvested award will be retained by the qualifying retiree (except as noted below for certain executive officers) when he or she leaves the company for any reason other than termination for cause, subject to the disqualifying activity provisions discussed below. These awards will remain subject to the award agreements and will vest, if at all, only upon the satisfaction of the applicable performance criteria prior to the expiration date. Under these awards, a participant must have received an acceptable evaluation in his or her most recent performance evaluation. In addition to these qualified retirement provisions, see “Other Termination Provisions Under Equity Plans” below.

Generally, an executive who has satisfied the requirements for a qualified retirement participates on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to the CEO, a group that includes Messrs. Sauerland, Cody, Barbagallo, and Charney, provides from 12 to 14 months of advanced written notice of his or her intention to leave employment, the executive will retain 100% of his or her unvested performance-based restricted stock unit awards (not 50% as stated above), although such performance-based equity awards will vest only if, when and to the extent that the applicable performance goals are achieved prior to expiration.
The rights conferred by these provisions may be forfeited if the Compensation Committee determines that prior to vesting the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•	directly or indirectly being an owner, officer, employee, advisor, or consultant to one of our competitors;

•	disclosure to third parties or misuse of any confidential information or trade secrets;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any agreement between Progressive and the executive; or

•	failing in any material respect to perform the executive’s assigned responsibilities.
The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive will not constitute a disqualifying activity.

As of December 31, 2016, Mr. Renwick and Mr. Barbagallo were eligible for qualified retirement benefits under our equity plans. The table below shows the value of each of their qualified retirement benefits if he had retired on December 31, 2016 and had provided the 12 to 14 month notice of his intended retirement as described above, with amounts valued using our closing stock price on December 31, 2016.

	Value of Qualified Retirement Benefits[1] (As of 12/31/2016)
	Time-Based Equity Awards[3]	Performance-Based Equity Awards[2]
Name		Minimum	Maximum[4]
Glenn M. Renwick	$—	$ 0	$71,964,572
John A. Barbagallo	122,901	0	5,292,137

[1]	Includes reinvested dividend equivalent units, which will vest and be paid out at the time of vesting in the same proportion that the underlying awards vest.

[2]
Value depends on whether, and the extent to which, the company achieves the applicable performance goals established at the time each award was made, within the time periods permitted by the award. See the “Executive Compensation - Outstanding Equity Awards at Fiscal Year End” table for more information.

[3]	These awards vested in full on January 1, 2017.

[4]	Assumes all outstanding awards vest in full.
Mr. Renwick has provided the required advance notice and will retain 100% of his performance-based awards when he retires as an employee. Mr. Cody is expected to become eligible for qualified retirement during 2017 and Mrs. Griffith and Mr. Sauerland during 2019.
Other Termination Provisions Under Equity Plans. Under our equity plans, termination of an executive for cause (as defined in the applicable plan) will generally result in the forfeiture of all unvested awards. If an equity award recipient, including the NEOs, ceases to be an employee prior to meeting the age and service requirements for a qualified retirement, the employee generally would forfeit any unvested awards, both time-based and performance-based. A limited exception permits a holder of performance-based restricted stock units (including the NEOs) whose employment is terminated (other than by the company for cause) after the end of an applicable performance period but before the award vests to retain the award but only until the first opportunity for the award to vest; at that time, the award will vest only if and to the extent that all performance measures have been satisfied. If, however, the award does not vest at that time (either because the minimum growth measures are not achieved or the profitability requirement is not satisfied), the award is forfeited.
Death may result in vesting or termination of an equity award held by an executive. See "Compensation Discussion and Analysis - Other Elements of Compensation - Death."

Compensation of Non-Employee Directors
Total compensation of our non-employee directors for the year ended December 31, 2016, was as follows:
DIRECTOR COMPENSATION
YEAR ENDED DECEMBER 31, 2016

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation ($)	Total ($)
Stuart B. Burgdoerfer	$102,000	$153,004	$—	$255,004
Charles A. Davis	—	270,009	—	270,009
Roger N. Farah	—	265,023	—	265,023
Lawton W. Fitt	—	315,015	—	315,015
Stephen R. Hardis[3]	—	—	20,000	20,000
Jeffrey D. Kelly	102,000	153,004	—	255,004
Patrick H. Nettles, Ph.D.	—	280,014	—	280,014
Bradley T. Sheares, Ph.D.	110,000	165,003	—	275,003
Barbara R. Snyder	—	255,017	—	255,017

[1]	Represents the portion of compensation to be paid in cash. The fees will be earned and payment will be made on April 13, 2017, if the individual continues as a director until that date.

[2]
Represents grant date fair value of restricted share awards. The following table presents the time-based restricted share awards granted to non-employee directors in 2016, along with the grant date fair value of such awards. Awards were made on May 13, 2016, and valued based on that day’s closing price of $33.24. These awards will vest on April 13, 2017, if the individual remains as a director until that date.

	Awarded in 2016
	Restricted Share Awards	Grant Date Fair Value	Aggregate Number of Restricted Share Awards Outstanding at December 31, 2016
Name	(#)	($)	(#)
Stuart B. Burgdoerfer	4,603	$153,004	4,603
Charles A. Davis	8,123	270,009	8,123
Roger N. Farah	7,973	265,023	7,973
Lawton W. Fitt	9,477	315,015	9,477
Jeffrey D. Kelly	4,603	153,004	4,603
Patrick H. Nettles, Ph.D.	8,424	280,014	8,424
Bradley T. Sheares, Ph.D.	4,964	165,003	4,964
Barbara R. Snyder	7,672	255,017	7,672
3 Mr. Hardis retired from our Board in May 2016. In honor of his retirement, The Progressive Insurance Foundation made a donation from the company to a charity of his choosing.
Narrative Disclosure to Director Compensation Table
Amount of Compensation. After receiving a recommendation from the Compensation Committee, the Board establishes compensation levels for each term based on committee assignments, with additional compensation provided for service as Lead Independent Director. The following table sets forth the annual compensation levels approved by the Board of Directors for the 2016-2017 term:

Audit Committee Chair	$280,000
Audit Committee Member	255,000
Compensation Committee Chair	275,000
Compensation Committee Member	250,000
Investment and Capital Committee Chair	275,000
Investment and Capital Committee Member	250,000
Lead Independent Director	25,000
Nominating and Governance Committee Chair[1]	20,000
Nominating and Governance Committee Member[1]	15,000

[1]	Each member of the Nominating and Governance Committee has a primary assignment on one of the other Committees. No additional compensation is earned for service on the Executive Committee.

Form of Compensation. For the 2016-2017 term, each non-employee director was given an opportunity to indicate his or her preference to receive either 100% of their compensation in the form of a restricted stock award or to receive 60% of their compensation in the form of a restricted stock award and 40% of their compensation in the form of cash. If the director did not state a preference, it was presumed that he or she preferred to receive 100% of their compensation in the form of restricted stock. After considering such preferences, the Committee provided for restricted stock awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (the “Directors Equity Plan”) and cash awards, as indicated in the table above. Cash compensation will be paid in April 2017 or earlier if a director dies or a Change in Control occurs. Restricted stock awards will vest in April 2017 or earlier if a Change in Control occurs. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, and the award will vest on the vesting dates specified in the related agreements. If a new director is appointed to the Board or a director changes Committee assignments during a term, a proration or other appropriate adjustment to his or her award may be made. We did not pay any additional retainer or meeting fees for the 2016-2017 term.
Equity Ownership Guidelines for Directors. Within five years after being elected to the Board, each director must acquire common shares having a value equal to at least three times his or her compensation (based on primary Committee assignment) for the most recently completed term, and then the director must maintain such holding as long as he or she serves as a director. A director’s unvested restricted stock awards and any common share equivalent units held in The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the "Directors Restricted Stock Deferral Plan") are treated as common shares held when determining whether this requirement is satisfied. As of December 31, 2016, each director who had been on our Board for more than five years satisfied this requirement.
Directors Restricted Stock Deferral Plan. Directors receiving restricted stock awards under the Directors Equity Plan have the right to defer the receipt of the common shares covered by each such award under the Directors Restricted Stock Deferral Plan. If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to any dividends and other distributions on Progressive common shares that are authorized by the Board. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares (except that amounts attributable to dividend equivalent payments will be distributed in cash) in a lump sum or installments, at the time(s) designated by the participating director at the time of election (or later, if permitted); distributions may be accelerated, however, in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive.
Directors Deferral Plan. Under The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”), directors are able to elect to defer cash compensation. Deferred fees are credited into a stock unit account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election (or later, if permitted) or, if earlier, upon the death of the director or upon a change in control of the company.
Each participating director’s unit holdings in the Directors Deferral Plan and the Directors Restricted Stock Deferral Plan are included in the table under “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Directors and Executive Officers,” under the column titled Beneficially Owned Common Share Equivalent Units or under the column titled Units Equivalent to Common Shares.
Perquisites. Consistent with our general practice, during 2016,we did not provide perquisites to any of our non-employee directors in excess of $10,000.

ITEM 2: PROPOSAL TO APPROVE THE PROGRESSIVE CORPORATION 2017 EXECUTIVE ANNUAL INCENTIVE PLAN
We are asking shareholders to approve The Progressive Corporation 2017 Executive Annual Incentive Plan (the "Executive Plan"). Upon approval by shareholders, the Executive Plan will replace our 2007 Executive Bonus Plan. The Board adopted the Executive Plan and recommends its approval by shareholders. The Executive Plan will be an important part of our pay-for-performance compensation program. The Board considers annual cash incentive awards to be a significant component of total at-risk compensation for our executive officers.
If shareholders do not approve the Executive Plan, the plan and the 2017 awards granted under the plan will terminate. In that event, the Compensation Committee will reconsider annual cash incentive compensation for 2017 and future fiscal years and, if it grants annual cash incentives, those payments will not qualify as deductible, “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, which is described in more detail below, except to the extent such payments are deductible under a plan that is approved by shareholders in the future. As a result, we may lose a tax deduction for certain years, which would likely result in the company paying more taxes in those years. Accordingly, the Board of Directors believes that the approval of the Executive Plan is in the best interests of the company and its shareholders.
HIGHLIGHTS OF THE EXECUTIVE PLAN
•Administered by an independent committee. The Executive Plan is administered by the Compensation Committee, which is made up entirely of independent directors.
•Limit on awards. The maximum annual award intended to qualify as performance-based compensation for any participant is $8 million.
•Clawback in the event of restatement. Awards to officers are subject to clawback in the event of a restatement of certain financial or operating results.
•Intended to preserve financial benefits of Section 162(m) tax deduction. The Executive Plan is intended to meet the requirements of Section 162(m) and preserve the financial benefits of the tax deduction under that section for awards that are intended to qualify as tax-deductible, performance-based compensation ("qualified awards").
SUMMARY OF THE MATERIAL TERMS OF THE EXECUTIVE PLAN
The full text of the Executive Plan has been filed as an exhibit to our Current Report on Form 8-K filed on February 21, 2017. The following description of the material features of the Executive Plan is qualified in its entirety by reference to the text of the Executive Plan.
Purpose
The Executive Plan is important to our ability to attract and retain highly qualified executives. It also allows us to link compensation to the company's annual financial and operating goals and provide participating employees with cash incentive compensation designed to promote the success of our organization. The Executive Plan is intended to permit the granting of qualified awards and awards that will not constitute tax-deductible, "performance-based compensation" under Section 162(m) of the Internal Revenue Code ("non-qualified awards").
Administration
The Executive Plan will be administered by the Compensation Committee, or another committee appointed by the Board (referred to as the "Committee" throughout this Item 2). The Committee must be comprised entirely of "outside directors" within the meaning of Section 162(m); however, in the event that the Committee fails to satisfy this requirement, the actions of the Committee will still be valid for all purposes other than Section 162(m) . In accordance with the Executive Plan, the Committee has sole authority to take all actions and make all determinations it considers necessary or advisable for the administration of the Executive Plan, including but not limited to the following:

•	Selection of participants;

•	Determination of the timing and amount of awards;

•	Selection of performance measures and other material terms applicable to awards, within the limits set forth in the Executive Plan; and

•	Interpretation of the Executive Plan and award agreements.

All interpretations, determinations and other decisions of the Committee with respect to the Executive Plan are final, binding and conclusive on the Company, its shareholders, all individuals who have received an award under the Executive Plan, their respective legal representatives, successors and assigns and all persons claiming under or through any of them. No Committee member will be liable for good faith actions and decisions related to the Executive Plan.
Prior to the payment of any qualified award, the Committee will certify in writing the extent to which the performance measures and any other material terms were satisfied.
Eligibility
We anticipate that the Committee will select approximately 10-15 executive officers to receive awards on an annual basis. However, all officers and other key employees, including key employees of our subsidiaries, as determined by the Committee, are eligible to be selected to receive awards under the Executive Plan.
Types of Awards
The Committee can grant annual cash incentive awards, both qualified awards and non-qualified awards. Awards can be expressed as set dollar amounts or as a percentage of a participant’s salary earned with respect to (or eligible earnings for) the fiscal year or other formula and may include a threshold level of performance below which no award payment shall be earned, target levels of performance at which specific award payments will be earned, and a maximum level of performance at which (and above which) the maximum level of award payment will be earned. A participant in the Executive Plan may also participate in other annual cash incentive or bonus plans.
Any award can provide that a participant will not receive payment under an award if the participant does not remain employed through a specified date and can provide for exceptions to that rule. No participant will be entitled to payment under an award if their employment is terminated for cause or if there occurs any action or inaction that constitutes grounds for immediate termination of employment under the company’s employment practices or policies as then in effect, as determined by the Committee.
Limit on Awards
Under the Executive Plan, the maximum annual amount of qualified awards for any participant is $8 million.
Performance Measures for Qualified Awards
Awards under the Executive Plan that are qualified awards will be contingent upon the achievement of objective performance measures, which may be expressed as an incentive pool or as separate formulas or standards. The performance measures will be established in writing within 90 days after the beginning of each fiscal year (or, if the service period relating to the award is less than a full year, within the first 25% of such service period) and while the outcome of the performance measures is substantially uncertain. The performance measures will state, in terms of an objective formula or standard, the method for computing the amount of the award payable (before any discretionary reduction by the Committee) if the performance measure is attained.
The measures of performance for these awards must include one or more of the following: revenues; premiums (written, net, earned, per policy or per vehicle); expense levels; cost control or cost savings levels; combined ratio (target, weighted, variation from target, or cohort (expected lifetime combined ratio for a group of policies commencing during a specified time period)); return on shareholder equity, assets, revenue or capital (including return on total capital or return on invested capital); policies in force; policy renewals; policy life expectancy; vehicles insured; drivers insured; households insured; earned car years; market share; physical damage earned car years; investment income; investment returns; net realized gains; net income; comprehensive income; shareholder equity; net book value per share; total shareholder return; earnings; operating income; earnings before interest, taxes and/or depreciation and amortization; customer satisfaction; customer retention; customer loyalty; strategic business criteria based on meeting specified premium or revenue goals, market penetration goals, investment performance goals, business expansion goals or loss targets; accomplishment of mergers, acquisitions, dispositions or similar extraordinary business transactions; cash; or value of a common share.
The performance measures may be measured on a companywide, subsidiary or business unit basis, or on a combination of these. A business unit can be a business segment or unit, or subdivision thereof, of the company or any of its subsidiaries, including Agency auto, Direct auto, special lines, Personal Lines, Commercial Lines or Property, an investment operation, product line, product distribution channel, function, process, or other business category, geographic operation, or any combination thereof. Performance measures may reflect absolute performance or a relative comparison of performance to results in other periods, to a target, to a peer group of entities, to an index, or to another external measure. Performance measures may also be measured on an aggregate or per share basis. With respect to investment performance, the performance measures can be measured by reference to a specific portion of a portfolio or assets under management, and may reflect risk adjustment and/or the benefit of any state premium tax abatements attributable to the investment portfolio(s) or investment(s) that is the subject of such goals.
At the time the Committee establishes performance measures for awards (or otherwise within the time period permitted under Section 162(m), for qualified awards), the Committee may provide in the related award agreement that performance measures will be modified to exclude the impact of unusual or infrequent items, including but not limited to (a) any act of God or nature that adversely affects the company’s business operations for a significant period of time, (b) any profit, loss or expense attributable to acquisitions or dispositions of stock, assets or any other portion of a business, (c) operating or financial results attributable to the operations of an entity or business acquired or disposed of by the company, (d) gains or losses due to litigation or settlements or the write-down of a significant amount of assets, (e) the impact of currency exchange fluctuations, (f) all other items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence, and (g) such other items as may be permitted for qualified performance-based compensation by Section 162(m). Unless expressly determined by the Committee at the time the performance measures for an award are established and stated in the related award agreement, the satisfaction of any performance measures will be determined by eliminating the impact of any change in accounting rules which becomes effective after the performance measures are established.
In addition, the Committee may amend or modify performance measures of an award to equitably reflect any change in the components of the calculations of any of the performance measures impacted by any of the following events: (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend (including a spin-off), or other similar change affecting the company’s common shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under GAAP, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as "non-recurring,” "restructuring," or similar unusual item on the company’s audited annual Statement of Comprehensive Income. However, with respect to any qualified award, the Committee will not take any action that would constitute an impermissible exercise of discretion under Section 162(m).
Other Material Terms of Qualified Awards
The Committee may condition payment of the amounts that would otherwise be payable due to satisfaction of the pre-established performance measures of a qualified award upon satisfaction of additional objective or subjective goals or standards that it determines to be appropriate. However, it may not increase the amount otherwise payable upon satisfaction of pre-established performance measures. The Committee also may reduce the amount of any award that would otherwise be payable, including a reduction to zero. The Committee may provide that an award will be payable in whole or in part if the participant dies or becomes disabled before the performance measures are certified by the Committee.
Non-qualified Awards
Non-qualified awards may be based on terms and conditions established by the Committee in its sole discretion. Such awards may, but need not, be expressed as an incentive pool and may be based upon attainment of the performance measures listed above or other measures or goals the Committee may select. The Committee may condition payment of such awards upon the satisfaction of objective or subjective standards that it determines to be appropriate and may increase or reduce the amount of the award that would otherwise be payable, including a reduction to zero.
Clawback
The company will have the right to recoup (or “clawback”) amounts paid under awards in certain circumstances. If a payment occurs that is based on financial or operating results that are the subject of a restatement within three years after payment, then we will have the right to recoup awards from executive officers who benefited from the payment. In those circumstances, we will have the right to recover from each executive officer, and each such executive officer will refund to the company promptly on demand, the amount that was paid that would not have been paid under the restated results. Any recovery by the company under these circumstances, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against future bonus or other incentive payments or awards, or other appropriate mechanism. We will have this right of recoupment whether or not the executive officer in question was at fault or responsible in any way in causing the restatement.
If any individual who received an award under the Executive Plan engages in fraud or other misconduct that results in a restatement of the financial or operating results used to determine an award payment, we will have the right to recoup from that individual, and the individual will pay to the company promptly upon demand the entire amount paid to (or deferred by) the individual, and interest at the rate of 8% per annum or, if lower, the highest rate permitted by law, calculated from such payment date. We also will have the right to terminate and cancel any and all awards previously made to the individual at any time that are then outstanding, and to recover from the individual our costs and expenses incurred in connection with recovering funds from them and enforcing our rights, including reasonable attorneys’ fees and court costs. There is no time limit on our right to recover these amounts, except as otherwise provided by applicable law.
In addition, if the SEC adopts final rules that require, as a condition of our continued listing on the NYSE or other national securities exchange, that we implement a policy requiring the recovery of erroneously awarded compensation, and the regulations apply to a specific individual and award, then all such awards will be subject to the company policy adopted in response to those rules. These rights are in addition to any other legal rights that we may have.
Payment of Awards
All awards will be paid in cash at the time established by the Committee or, if deferred by a participant in accordance with the terms of The Progressive Corporation Executive Deferred Compensation Plan or another deferral plan, credited to the participant’s account under the deferral plan and paid based on the terms of the deferral plan. Qualified awards granted under the Executive Plan will be paid after the end of the fiscal year and after the Committee has certified whether and to what extent the performance measures were achieved. Payments will be reduced by any required tax withholding. Unless deferred under a deferral plan, no award will be paid after March 15 of the year following the fiscal year to which performance relates. The Executive Plan will be unfunded and all payments will be made from the company’s general assets.
Section 162(m)
Internal Revenue Code Section 162(m) generally prohibits income tax deductions of publicly traded companies to the extent total compensation (including base salary, annual bonus, and vesting of restricted stock units) for certain executive officers exceeds $1 million in any one taxable year. The deduction limit does not apply to certain performance-based compensation which conforms to conditions stated under Section 162(m) and related regulations. Qualified awards granted under the Executive Plan may be fully deductible under Section 162(m). In order for awards under the Executive Plan to qualify as performance-based compensation (and therefore qualify for exemption from the tax deduction limitations under Internal Revenue Code Section 162(m)), the material terms of the Executive Plan must be approved by shareholders at least every five years, in addition to satisfaction of other conditions under Section 162(m).
Section 409A
Section 409A of the Internal Revenue Code provides that if, at any time during a taxable year, a “non-qualified deferred compensation plan” or arrangement fails to meet the requirements of Section 409A (a “non-qualified plan”), is not operated in accordance with those requirements or is not otherwise exempt or excluded from the requirements of Section 409A, all of an employee’s compensation that was deferred under the non-qualified plan (or any other plan required to be aggregated with the non-qualified plan) for the taxable year and all preceding years will be included in the employee’s gross income, but only to the extent that the compensation was not subject to a substantial risk of forfeiture and not previously included in gross income. In addition to the tax imposed on that compensation, the employee’s tax for the taxable year will be increased by interest and an additional tax equal to 20% of such compensation.
Awards under the Executive Plan are intended to be exempt from Section 409A because participants do not have a legally binding right to any award until the payment date, and, in the alternative, because any award is a short term deferral under Section 409A; the Executive Plan will be administered and interpreted accordingly. If the Committee determines that any award may constitute deferred compensation subject to Section 409A, the Committee may take any actions necessary to preserve the intended tax treatment of the benefits provided with respect to the award. Any award that is subject to Section 409A because deferred pursuant to the terms of a deferred compensation plan that is subject to Section 409A will be paid according to the terms of such plan.

Awards Granted under the Executive Plan for 2017 and Future Periods
For 2017, the Committee granted qualified awards under the Executive Plan to 11 of our executive officers, including all of the named executive officers other than Mr. Renwick. These awards will terminate if shareholders do not approve the material provisions of the Executive Plan. Consistent with our overall Gainsharing program for 2017, these 2017 awards measure growth in policies in force and combined ratio for the Agency auto, Direct auto, special lines, Commercial Lines and Property business units and are otherwise substantially similar to the 2016 bonuses described under "Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table -Non-Equity Incentive Compensation." Below is a chart describing the value of awards granted with respect to 2017, subject to shareholder approval of the Executive Plan:
                        NEW PLAN BENEFITS

Name and Position	Dollar value ($)[1]
Susan Patricia Griffith, President and CEO	$1,087,500
Glenn M. Renwick, Executive Chairman of the Board (former CEO)	—
John P. Sauerland, Vice President and CFO	718,750
William M. Cody, Chief Investment Officer	240,000	[2]
John A. Barbagallo, Commercial Lines President	475,000
M. Jeffrey Charney, Chief Marketing Officer	470,000
Executive Group	5,091,250
Non-Executive Director Group	—
Non-Executive Officer Employee Group	—
1 At target. Payouts under awards can range from 0% to 200% of this amount depending on achievement of the performance measures.
2 Mr. Cody can also earn a target bonus of $360,000 under a separate plan.
Because the determination of whether to make awards, the selection of recipients of awards, and the selection of performance measures and other material terms applicable to awards are in the Committee's discretion, it is not possible at this time to determine the benefits or amounts that will be paid under the Executive Plan with respect to future fiscal years.
Amendment and Termination of the Executive Plan
The Committee may, at any time and from time to time, suspend, terminate, modify, or amend the Executive Plan. However, the Committee will not make any amendment without shareholder approval if this approval is required to maintain the qualification of awards as performance-based compensation pursuant to Section 162(m). The Committee may also amend or terminate any award without the consent of the affected participant unless the amendment of a qualified award would increase the amount of compensation payable under the Executive Plan to any participant above the amount that would otherwise be payable upon attainment of the applicable performance measures, or accelerate the payment of any portion of an award due to any participant (without discounting the amount of such payment in accordance with Section 162(m)), except as otherwise provided for permitted payments upon death or disability.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the votes cast on this proposal is required for approval of this proposal. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 3: PROPOSAL TO APPROVE THE PROGRESSIVE CORPORATION 2017 DIRECTORS EQUITY INCENTIVE PLAN
INTRODUCTION
We have long had in effect stock-based incentive plans that have allowed us to grant non-employee directors various types of equity-based awards. These programs reflect our Board’s belief that encouraging stock ownership by non-employee directors serves to attract, retain, and motivate them by providing a direct, financial interest in our continued success. Our Board also believes that equity-based compensation aligns non-employee directors’ interests with those of our shareholders.
With these goals in mind, in February 2017, the Compensation Committee recommended, and our Board adopted, subject to shareholder approval, The Progressive Corporation 2017 Directors Equity Incentive Plan (the “2017 Directors Plan”). We are submitting the 2017 Directors Plan to shareholders for approval in accordance with NYSE rules. In addition, we are asking the shareholders to approve the 2017 Directors Plan to prevent any interruption to our equity-based compensation practices for non-employee directors. If the 2017 Directors Plan is approved by our shareholders, it will become effective immediately.
If the 2017 Directors Plan is approved by shareholders, we will have 500,000 additional common shares authorized for issuance pursuant to employee and director equity plans. In setting the number of common shares authorized for issuance under the 2017 Directors Plan, we considered a number of factors, including the following, which are discussed in more detail below: shares available under, and total outstanding equity awards under, existing plans; our historical equity award granting practices; potential dilution to our shareholders; and estimates regarding the number of years that the 2017 Directors Plan would last (sometimes referred to as the duration of the plan).
As of January 31, 2017, we had 584,328,057 common shares issued and outstanding (not including treasury shares). The market value of one common share on January 31, 2017 on the NYSE, as determined by reference to the closing price, was $37.44.
Overview
The 2017 Directors Plan provides us with the flexibility to develop and deliver an equity incentive program that is competitive, attracts and retains non-employee directors, and meets current and evolving director compensation practices. Additionally, the 2017 Directors Plan contains key features to protect the interests of our shareholders, which include the following:

•
Double-trigger vesting applies in the event of a change in control: A change in control and a termination of service as a director must occur in order for accelerated vesting of awards to apply, unless an award is not honored, assumed, or replaced with an equivalent award.

•	There is no annual or automatic increase in the number of shares available for issuance under the 2017 Directors Plan.

•	Limitations apply to the value of awards that an individual non-employee director may receive in a given calendar year.

•	The exercise price of stock options and the strike price/base value of stock appreciation rights must equal at least 100% of the fair market value of the underlying common shares at the time of grant.

•	We are not permitted to reduce the exercise price, reprice or provide cash payment for underwater stock options or stock appreciation rights without shareholder approval.

•	The plan is set to expire by its terms in 2022.
Factors Considered
We considered a number of factors when developing the 2017 Directors Plan, including the current availability of common shares under our existing equity plans, awards outstanding under those equity plans, and our desire to maintain our current equity grant practices for non-employee directors without disruption. Since 2010, we have used restricted stock as the form of equity compensation for our non-employee directors. The following table shows awards outstanding under, and common shares available under, our existing equity compensation plans as of December 31, 2016:
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:
Employee Plans:
2015 Equity Incentive Plan	1,736,643	[1,2]	NA	10,253,079	[3]
2010 Equity Incentive Plan	5,214,730	[1,2]	NA	3,885,005	[3]
Subtotal Employee Plans	6,951,373		NA	14,138,084
Director Plans:
2003 Directors Equity Incentive Plan	55,839		NA	250,039
Subtotal Director Plans	55,839		NA	250,039
Equity compensation plans not approved by security holders:
None
Total	7,007,212		NA	14,388,123
NA = Not applicable because restricted stock unit awards do not have an exercise price.
1 Reflects restricted stock unit awards, including reinvested dividend equivalents, under which, upon vesting, the holder has the right to receive common shares on a one-to-one basis.
2 Performance-based restricted stock unit awards, including dividend equivalents, if applicable, of 1,228,597 and 664,327 units, are included under the 2010 Equity Incentive Plan and the 2015 Equity Incentive Plan, respectively, at their target value. Maximum potential payout for the performance awards outstanding under the 2010 Equity Incentive Plan and the 2015 Equity Incentive Plan were 3,004,906 and 1,543,343, respectively. For a description of the performance-based awards, including the performance measurement and vesting ranges, see Note 9—Employee Benefit Plans in our Annual Report.
3 Gives effect to reservation of common shares subject to performance-based awards at maximum potential payout.
The 2003 Directors Equity Plan, which is the plan under which equity compensation is currently granted to our non-employee directors, expires in January 2018. If shareholders approve the 2017 Director Plan, we will not be able to grant any additional equity awards under the 2003 Directors Equity Plan, although previously granted awards will remain outstanding until vested or forfeited in accordance with their terms.
We also considered potential dilution to our investors from awards that could be granted under the 2017 Directors Plan. The 500,000 additional common shares authorized by the 2017 Directors Plan, together with shares available under existing equity plans and shares subject to outstanding equity awards, represent less than 4% of the outstanding common shares as of January 31, 2017. Pursuant to our financial policies, we repurchase common shares to neutralize dilution from equity-based compensation in the year of issuance.
We also considered the expected duration of the 2017 Directors Plan. Duration is inherently uncertain because it involves estimates regarding a number of factors, including: (1) the number of common shares to be covered by awards to be granted, which changes with the number of recipients, their compensation levels, the types of awards, and the fair market value of our common shares at the time of grant; (2) dividends to be paid by us in the future and the fair market value of our common shares at the time of any dividend payment; and (3) the rate of termination or forfeiture of awards that are made. Based on a number of assumptions regarding these and other matters, we currently estimate that the duration of the 2017 Directors Plan will be 5 years.

DESCRIPTION OF THE 2017 DIRECTORS PLAN
The full text of the 2017 Directors Plan has been filed as an exhibit to our Current Report on Form 8-K dated February 21, 2017. The following description of the material features of the 2017 Directors Plan is qualified in its entirety by reference to the text of the 2017 Directors Plan.
Shares Available for Issuance
Subject to adjustment upon the occurrence of certain events described below, the number of common shares that may be issued under the 2017 Directors Plan is 500,000.
To satisfy awards under the 2017 Directors Plan, we may use authorized but unissued shares or shares held in treasury. The actual or deemed reinvestment of dividends, other distributions or dividend equivalents in additional restricted stock or restricted stock units (“dividend equivalents”) will only be permitted if, at the time of the reinvestment, sufficient common shares are available under the 2017 Directors Plan. If an award provides for the reinvestment of dividend equivalents but dividend equivalents cannot be provided because sufficient shares are not available, then the committee can determine alternative mechanism(s) to credit the value of those dividend equivalents on outstanding awards or can discontinue the crediting of dividend equivalents on a prospective basis only.
If all or any portion of an award granted under the 2017 Directors Plan is forfeited, or otherwise terminates or expires without the delivery of common shares, the common shares that are subject to the award, to the extent of the forfeiture, termination or expiration, will again be available for future awards under the 2017 Directors Plan, unless the participant has received a benefit of ownership with respect to the common shares. The exercise of voting rights (if any) will not be considered to be a benefit of ownership. In addition, accumulation of dividends or dividend equivalents that are not actually paid because the underlying award terminated, expired or was forfeited will not be considered to be a benefit of ownership. However, the use of common shares subject to an award to pay an exercise price or strike price/base value or to satisfy a participant’s tax withholding obligations will be considered to be a benefit of ownership. The number of common shares available for grant under the 2017 Directors Plan will not be reduced by common shares subject to awards granted upon the assumption or substitution of awards granted by a business or entity acquired by the company.
Except as described in the last sentence of this paragraph, in the event of any merger, reorganization, consolidation, recapitalization (including, without limitation, extraordinary cash dividends), share dividend, share split, reverse share split, spin-off, stock rights offering, liquidation, acquisition of property or shares, combination of shares or other similar event affecting the company, the committee will make substitution(s) or adjustment(s) as it deems appropriate and equitable to prevent dilution or enlargement of rights of participants under the 2017 Directors Plan to: (1) the aggregate number and kind of shares of stock or other securities reserved for issuance under the 2017 Directors Plan; (2) the various maximum limitations on the number of shares of stock or units that may be subject to awards granted to any participant during any calendar year or other period described above; (3) the number and kind of shares of stock or other securities subject to outstanding awards granted under the 2017 Directors Plan; and (4) the exercise price of any outstanding options and strike price/base price of any outstanding stock appreciate right. In connection with any adjustment, the committee can provide for the adjustment to result in a whole number of shares, and for the fractional shares to be paid in cash. No adjustment can be made by the Committee if the adjustment would cause an award to be subject to adverse tax consequences to the participant under Section 409A of the Internal Revenue Code, which is described in more detail below.
Administration
The 2017 Directors Plan will be administered by the Compensation Committee of the Board or a subcommittee of that committee (referred to in this Item 3 as the “committee”). The committee must consist of not less than two Board members, all of whom are “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)); however, in the event that the committee fails to satisfy this requirement, the actions of the committee will still be valid for all purposes other than Section 16(b) of the Exchange Act. The functions of the committee specified in the 2017 Directors Plan will be exercised by the Board if and to the extent that no committee with authority to administer the 2017 Directors Plan exists.
The committee has full power to interpret and administer the 2017 Directors Plan, including the authority to adopt and amend rules, guidelines and practices governing the 2017 Directors Plan and the authority to interpret any agreement governing an award under the plan. It also has full authority to select the non-employee directors to whom awards will be granted under the 2017 Directors Plan and to determine: the type and amount of awards to be granted to each participant; the consideration, if any, to be paid for awards; the timing of awards; and the terms and conditions of the awards and related agreements to be entered into with the recipient of an award.
Any interpretation and administration of the 2017 Directors Plan by the committee, and all actions and determinations of the committee, are final, binding, and conclusive on the company, its shareholders, subsidiaries, and affiliates, all participants in the 2017 Directors Plan, their respective legal representatives, successors, and assigns, and all persons claiming under or through any of them. No member of the committee, or the Board, as applicable, will incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the 2017 Directors Plan.
Eligibility to Participate in the 2017 Directors Plan
Each director of the company who is not an employee of the company or any of its subsidiaries is eligible to be granted awards under the 2017 Directors Plan.
Types and Terms of Awards
The committee has the discretion to decide which non-employee directors receive awards under the 2017 Directors Plan, the types of awards they will receive and, subject to the provisions described below, the terms of any award, including any vesting provisions. The committee can grant restricted stock, stock options, stock in lieu of cash compensation, restricted stock units, stock appreciation rights and/or dividend equivalents.
Generally Applicable Provisions. The committee has broad discretion to decide the terms of awards that may be granted under the 2017 Directors Plan. However, the 2017 Directors Plan provides certain parameters for awards, including the following:

•	Purchase Price. The purchase price for each award, if any, will be determined by the committee at the time of grant.

•
Award Limits. No non-employee director may receive, in any calendar year, awards having a fair market value (determined as of the grant date of the particular award) of more than $750,000. Any dividends, other distributions or dividend equivalents are disregarded for purposes of determining if these limits are satisfied.

•	Transferability. Awards under the 2017 Directors Plan may not be transferred by the participant other than by will or by the laws of descent and distribution.

•
Deferral Election. Any participant who is then eligible to participate in The Progressive Corporation Director Restricted Stock Deferral Plan or any other deferral plan adopted or maintained by the company may elect to defer any award granted to him or her under the 2017 Directors Plan, subject to and in accordance with the terms of the applicable deferral plan and in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, or any successor provision thereto.

•	Unfunded Plan. The 2017 Directors Plan will be unfunded and all payments will be made from the company’s general assets.
Restricted Stock. Restricted stock awards consist of grants by the company of common shares that are subject to various restrictions, including, without limitation, restrictions on sale or transfer by the participant. The common shares will remain subject to those restrictions, and to forfeiture, termination or expiration as provided in the 2017 Directors Plan, until the satisfaction of the conditions established by the committee for the vesting of the applicable award. Upon vesting of an award and the lapse of any other restrictions, the restrictions on the common shares awarded will be removed, and the participant will become entitled to sell or transfer those shares subject to applicable legal requirements. In addition to the terms established by the committee, the following provisions will apply to all restricted stock awards:

•
Each participant receiving a restricted stock award will be issued a stock certificate for the common shares covered by the award. The certificates will be registered in the name of the participant, and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the award. The stock certificates evidencing those common shares will be held by the company, or our designee, until the conditions to the vesting of the award have been satisfied and all other restrictions on the shares have lapsed. However, at our option, any common shares covered by a restricted stock award may be issued and held in book entry form. In such event, no stock certificates evidencing the shares will be issued and the applicable restrictions will be noted in the records of our transfer agent and in the book-entry system.

•
Except as provided in the 2017 Directors Plan or the applicable award agreement, with respect to the common shares that are the subject of the restricted stock award, a participant will have all of the rights of a shareholder of the company, including the right to vote the common shares.

•
Participants who are granted awards of restricted stock will also have the right to receive any cash dividends or other distributions declared by the Board. However, the committee may determine that dividends or other distributions will not be paid or distributed immediately and will be and remain subject to all the terms and conditions regarding vesting, restrictions and forfeiture that apply to the common shares covered by the restricted stock award to which the dividends or distributions relate.

Stock Options. A stock option award represents the right to purchase a specified number of common shares from the company at a specified price during a specified time period. Generally, stock options are not exercisable immediately and may be exercised in accordance with the requirements of the 2017 Directors Plan only after the satisfaction of the conditions established by the committee for the vesting of the award.
The committee will have the authority to grant non-qualified stock options subject to the requirements of the 2017 Directors Plan. Non-qualified stock options are stock options that do not qualify as incentive stock options under the Internal Revenue Code. In addition to the terms established by the committee, the following provisions will apply to each stock option award:

•
The option exercise price per common share that may be purchased under a stock option will be determined by the committee at the time of grant, but must be at least equal to 100% of the fair market value of the company’s common shares on the date of grant.

•	The term of each stock option (“option term”) will be determined by the committee at the time of grant and may not exceed 10 years from the date of grant.

•
Subject to any installment exercise provisions and other conditions to vesting that may apply with respect to the stock options, stock options may be exercised, in whole or in part, at any time during the option term, by giving to the company written notice of exercise specifying the number of common shares to be purchased. The notice of exercise must be accompanied by payment in full of the option exercise price of the common shares for which the option is exercised. The committee may allow cashless broker exercises.

•
Subject to prior approval of the committee, at or after grant, payment, in full or in part, of the option exercise price and related withholding taxes may be made in the form of unrestricted common shares then owned by the participant and having a value equal to the option exercise price and withholding taxes.

•
No common shares will be issued pursuant to an exercise of an option until full payment of the exercise price and withholding taxes has been made. A participant will not have rights to dividends or any other rights of a shareholder with respect to any common shares subject to an option until the participant gives written notice of exercise, has paid in full for the common shares, and such shares have been issued to the participant.

•
All stock options will be exercisable during the participant’s lifetime only by the participant or, if the participant is unable to exercise an option as a result of the participant’s disability, by his or her authorized legal representative.

Stock in Lieu of Cash Compensation. The Committee can deliver unrestricted (fully-vested) common shares to a non-employee director instead of cash compensation that would otherwise be payable to the director for their service as a director. The number of common shares to be delivered to a non-employee director will be determined by dividing the cash compensation that would otherwise be payable to the director by the fair market value of a common share on the date that the cash compensation would otherwise be paid. Although common shares will be fully vested, the Committee can impose other restrictions (for example, holding requirements) on the common shares.

Restricted Stock Units. A restricted stock unit is a contractual right awarded by the company that entitles the participant to receive one common share upon the satisfaction of all conditions to vesting of, and the lapse of all restrictions applicable to, the award, as determined by the committee. Conditions to vesting may relate to continued employment. The units remain subject to restrictions, and subject to forfeiture, termination, or expiration, as provided in the 2017 Directors Plan, until the satisfaction of the conditions established by the committee for the vesting of the applicable award. In addition to the terms established by the committee, the following provisions will apply to all restricted stock unit awards:

•	No instruments or certificates evidencing the units will be issued, but the company will keep a record of the units.

•	Participants will not have the right to vote the common shares represented by the restricted stock units prior to the delivery of any common shares due in respect of the vesting of the units.

•
Participants will not have the right to receive dividends, other distributions or dividend equivalents with respect to the shares subject to the award prior to the delivery of those shares of stock. The committee may provide for any restricted stock unit award to be credited with dividend equivalents while restrictions apply to the award. If the committee provides for the crediting of dividend equivalents, the equivalents can be paid in cash or reinvested in additional units, and can be paid immediately or made subject to the terms and conditions applicable to the underlying award, as determined by the committee.

Stock Appreciation Rights. Stock appreciation rights may be granted alone, in addition to, or in tandem with other awards granted under the 2017 Directors Plan or cash awards made outside of the 2017 Directors Plan. In the case of an award of stock appreciation rights relating to an award of stock options, the rights may be granted either at or after the time of the grant of the related stock options.
Stock appreciation rights issued in tandem with stock options (“tandem SARs”) will terminate and will cease to be exercisable upon the termination or exercise of the related stock option, subject to any provisions that the committee specifies at grant if the stock appreciation right is granted with respect to less than the full number of common shares subject to the related stock option. Upon exercise, the participant will be entitled to receive an amount determined in the manner prescribed below and the applicable award agreement.
Stock appreciation rights granted under the 2017 Directors Plan are subject to the following terms and conditions and any other terms and conditions established by the committee:

•
Tandem SARs will be exercisable only at the times, and to the extent, that the stock options to which they relate are exercisable in accordance with the provisions of the 2017 Directors Plan, and stock appreciation rights not granted in tandem with stock options (“freestanding SARs”) will be exercisable as the committee determines.

•
Upon exercising a stock appreciation right, a participant is entitled to receive an amount in cash or common shares, as determined by the committee at the time of grant, equal in value to the excess of the fair market value of one common share on the date of exercise of the stock appreciation right over: (1) in the case of tandem SARs, the option exercise price per share specified in the related stock option; or (2) in the case of freestanding SARs, the price per share specified in the related award agreement, which price will be fixed at the date of grant and will be not less than the fair market value of the common shares on the date of grant, multiplied by the number of common shares in respect of which the stock appreciation right was exercised. The committee will have the right to determine the form of payment (i.e., cash, stock, or any combination of cash and stock) and to approve any election by the participant to receive cash, in whole or in part, upon exercise of the stock appreciation right. When payment is to be made in stock, the number of common shares to be paid will be calculated on the basis of the fair market value of the common shares on the date of exercise. However, the committee nevertheless may limit the appreciation in value of any stock appreciation right at any time prior to exercise.

•	Upon the exercise of a tandem SAR, the related stock option shall be terminated at the same time.

•
Stock appreciation rights will be exercisable, during the participant’s lifetime, only by the participant or, in the event of the participant’s disability, by the participant’s authorized legal representative.

Termination of Service
Unless otherwise determined by the committee at or after the time of grant of an award, if any participant's service as a director is terminated, all unvested awards held by such participant, and all vested and unexercised stock options and stock appreciate rights, will terminate and be forfeited automatically. The committee can provide for exceptions to this rule, including in the case of a participant’s death or disability.
Change in Control
Unless the committee determines otherwise at the time of grant of an award, the following provisions will govern awards if a change in control occurs. No acceleration of vesting or payment will occur with respect to any outstanding award upon a change in control if, prior to the change in control, the committee determines that outstanding awards will be honored or assumed, or new rights will be substituted for outstanding awards by the surviving entity (which may be the company). Any honored, assumed or new right substituted for outstanding awards (“Alternative Awards”) must comply with the following provisions:

•
provide for rights, terms and conditions that are substantially identical to, and not less favorable than, the rights, terms and conditions applicable under the award being substituted for the Alternative Award, including an identical or better exercise or vesting schedule;

•	have substantially equivalent economic value to the award being substituted (determined at the time of the change in control by the committee);

•
have terms and conditions which provide that if the participant is removed, or the participant's service as a director is otherwise involuntarily terminated (other than as a result of the participant's failure to receive at an annual or special meeting of the company's or surviving entity's shareholders (as applicable) the requisite vote necessary for the participant's re-election as a director), the awards will vest and pay out consistent with the provisions described below; and

•	not subject the participant to the assessment of taxes or penalties under Section 409A of the Internal Revenue Code.
If within 24 months following a change in control, a participant is removed or the participant's service as a director is otherwise involuntarily terminated (other than as a result of the participant's failure to receive at an annual or special meeting of the company's or surviving entity's shareholders (as applicable) the requisite vote necessary for the participant's re-election as a director), then upon the occurrence of the termination: (1) all outstanding options and stock appreciation rights held by the participant will become vested and exercisable immediately upon the termination; and (2) all outstanding unvested restricted stock and restricted stock unit awards will become vested immediately upon the termination.
If the above requirements are not satisfied, either because the surviving entity chooses not to honor, assume or provide equivalent replacement awards for outstanding awards, or the committee determines that any proposed replacement awards do not satisfy the requirements for Alternative Awards described above, then upon a change in control all outstanding awards will vest and, if applicable, become exercisable, immediately prior to the change in control, and the following will occur: (1) each option and stock appreciation right will be cancelled in exchange for an amount equal to the excess, if any, of the fair market value of a common share on the date of the change in control over the option exercise price for the option or the base value/strike price applicable to the stock appreciation right; and (2) each restricted stock and restricted stock unit award will be cancelled in exchange for an amount equal to the fair market value of one common share on the business day immediately preceding the change in control, in each case multiplied by the number of common shares covered by the award. Payment of any amounts described in this paragraph will be made in cash or, if determined by the committee (as constituted prior to the change in control), in shares of the stock of the surviving entity having an aggregate fair market value (determined by the committee in good faith) equal to such amount or in a combination of such shares of stock and cash. All amounts described in this paragraph will be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the change in control.

For purposes of the 2017 Directors Plan:

•
The definition of “change in control” in the 2017 Directors Plan is intended to satisfy Section 409A of the Internal Revenue Code. The 2017 Directors Plan defines “change in control” as any of the following:

◦the approval by the shareholders of the company of a complete liquidation or dissolution of the company;

◦
the acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the then outstanding common shares of the company or the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors (“outstanding company voting stock”), except that the following acquisitions will not constitute a change in control:

▪	any acquisition directly from the company;

▪	any acquisition by the company;

▪	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the company or any entity controlled by the company; or

▪
any acquisition by any entity pursuant to a transaction that qualifies as a Business Combination, as defined below, but does not constitute a change in control because of the Business Combination Exceptions defined below;

•
a change in the composition of the Board such that the individuals who, as of the date that the 2017 Directors Plan becomes effective, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; with the following rules being applicable to individuals who become a member of the Board subsequent to the effective date of the 2017 Directors Plan:

▪
any individual whose election, or nomination for election by the company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this bullet) will be considered as though the individual were a member of the Incumbent Board; and

▪
any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board will not be considered as a member of the Incumbent Board; or

•
the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the company or any of its subsidiaries or a sale or other disposition of all or substantially all of the assets of the company, or the acquisition of assets or securities of another entity by the company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination (the following being referred to as the “Business Combination Exceptions”):

▪
all or substantially all of the individuals and entities who were beneficial owners, respectively, of the outstanding common shares and outstanding company voting securities immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from the transaction (including, without limitation, an entity that, as a result of the transaction, owns the company or all or substantially all of the company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the transaction, of the outstanding common shares and outstanding company voting securities, as the case may be;

▪	no person (excluding any entity resulting from the transaction or any employee benefit plan (or related trust) of the company or the entity resulting from the transaction)

beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from the transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the transaction; and

▪
at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from the transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the transaction.

Section 409A of the Internal Revenue Code
The 2017 Directors Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code or an exemption or exclusion from Section 409A and, with respect to awards and amounts that are subject to Section 409A, it is intended that the 2017 Directors Plan will be administered in all respects in accordance with Section 409A. Accordingly, any action taken under the 2017 Directors Plan, including any acceleration or conversion under the change-in-control provisions described above, will be made in compliance with Section 409A. The 2017 Directors Plan contains a number of requirements aimed at compliance with Section 409A, including the following provisions:

•
Any participant who is then eligible to participate in a deferral plan may elect to defer each award granted to him or her under the 2017 Directors Plan, subject to and in accordance with the terms of the applicable deferral plan and in compliance with the requirements of Section 409A;

•
Notwithstanding the foregoing change-in-control provisions, in connection with the payment to a participant of any award subject to Section 409A, solely to the extent that any award has been deferred pursuant to the terms of a deferral plan, the change-in-control provisions will have no effect on the payment date(s) or form(s) of payment of such award pursuant to such deferral plan (and any elections made by such participant pursuant to such plan); instead, payment of the award will remain subject to the terms of the deferral plan; and

•	except as otherwise provided in the deferral plan, interest will not accrue on any amounts during the periods of deferral described above.
Amendments and Termination
The 2017 Directors Plan may be amended or terminated at any time by our Board or the committee, except that no amendment or termination can impair the rights of a participant under an award granted prior to the amendment or termination without the participant’s consent unless expressly authorized by the 2017 Directors Plan. Subject to the specific prohibitions described below, the Board and the committee have the authority to amend the 2017 Directors Plan and outstanding awards to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.
The company will submit to the shareholders for approval any plan amendment that is required to be approved by shareholders by any regulatory authority or stock exchange on which the common shares are listed. Unless changes in applicable law and legal requirements otherwise permit, shareholder approval will also be required for any amendment that would:

•	increase the total number of shares of stock (other than adjustments described above under “-Shares Available for Issuance”) that may be issued under the 2017 Directors Plan;

•	increase the dollar amount of awards that can be granted to any non-employee director during any calendar year;

•	permit the granting of stock options or stock appreciation rights with an exercise price or strike price/base value, as applicable, lower than the fair market value at the date of grant; or

•	change the eligibility requirements for the 2017 Directors Plan.
The committee, at any time, may also amend the terms of any outstanding award, but other than adjustments described above or creating Alternative Awards in connection with a change in control, no amendment of an award agreement can impair the rights of a participant under an outstanding award without the participant’s consent, or make an applicable exemption provided by Rule 16b-3 under the Exchange Act unavailable to a participant subject to Section 16 of the Exchange Act without his or her consent. In no event can an amendment to an outstanding award be made if the award is subject to the restrictions on deferred compensation under Section 409A of the Internal Revenue Code and the amendment would cause the award to be subject to adverse tax consequences to the participant under Section 409A. In addition, except for adjustments as described above:

•	no stock option or stock appreciation right can be amended to decrease the option exercise or strike price/base value of the award; and

•	no stock option or stock appreciation right can be cancelled in exchange for either:

◦	a cash payment exceeding the excess of the fair market value of the shares covered by the award over the corresponding option exercise or strike price/base value for the award; or

◦	the grant of a new option with a lower exercise price or a stock appreciation right with a lower strike price/base value; and

•
no stock option or stock appreciation right can be subject to any action that would be treated under the rules of the NYSE (or any other exchange on which our common shares may be listed at that time) as a “repricing” of the award unless the action is approved by the company’s shareholders.

Term of the 2017 Directors Plan
No award can be granted under the 2017 Directors Plan after May 31, 2022; however, awards granted prior to that date can extend beyond that date.
DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES UNDER THE 2017 DIRECTORS PLAN
The following is a summary of certain Federal income tax consequences of awards made under the 2017 Directors Plan based on provisions of the Internal Revenue Code in effect as of the date of this proxy statement, which are subject to change. The summary does not cover any state, local, foreign or other tax consequences of participation in the 2017 Directors Plan. This summary is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of any given participant under the 2017 Directors Plan.
Restricted Stock
In general, a participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at that time, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time of the grant equal to the excess of the fair market value of the common shares at that time over the amount, if any, paid for those common shares. If an election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the common shares at that time over the amount, if any, paid for such common shares. We will be entitled to a corresponding deduction at the time the ordinary income is recognized by the participant.
In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding), rather than dividend income.
Stock Options
For stock options (which will be non-qualified stock options) with an exercise price equal to or greater than the fair market value of the common shares on the date of grant, no income is recognized by the participant at the time the stock option is granted. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the common shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction at that time.

Stock in Lieu of Cash Compensation
A participant will recognize taxable income at the time of delivery of fully-vested common shares equal to the fair market value of the common shares, and we will be entitled to a tax deduction at that time.
Restricted Stock Units
A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time of settlement of the award, equal to the fair market value of any shares delivered (determined at that time) and the amount of cash paid by us, over the amount, if any, paid for such shares, and we will be entitled to a corresponding deduction at that time.
Stock Appreciation Rights
Generally, a participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at that time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) equal to the fair market value of any common shares delivered (determined at that time) and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction at that time.
Dividend Equivalents
In general, with respect to dividend equivalents, a participant will recognize compensation taxable as ordinary income when the dividend equivalents are paid to the participant equal to the amount being paid (which may include accrued interest), and we generally will be entitled to a corresponding deduction at that time.
 Section 409A
Section 409A of the Internal Revenue Code provides that if, at any time during a taxable year, a “non-qualified deferred compensation plan” or arrangement fails to meet the requirements of Section 409A (a “non-qualified plan”), is not operated in accordance with those requirements or is not otherwise exempt or excluded from the requirements of Section 409A, all of an individual’s compensation that was deferred under the non-qualified plan (or any other plan required to be aggregated with the non-qualified plan) for the taxable year and all preceding years will be included in the individual’s gross income, but only to the extent that the compensation was not subject to a substantial risk of forfeiture and not previously included in gross income. In addition to the tax imposed on that compensation, the individual’s tax for the taxable year will be increased by interest and an additional tax equal to 20% of such compensation.
The 2017 Directors Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to awards and amounts that are subject to Section 409A, it is intended that the 2017 Directors Plan will be administered in all respects in accordance with Section 409A. See “-Description of the 2017 Directors Plan - Section 409A" above.
The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2017 Directors Plan. Participants in the 2017 Directors Plan should consult with their tax advisors as to the Federal, state, local, foreign and other tax consequences of their receipt of awards under the 2017 Directors Plan.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the votes cast on this proposal is required for approval of this proposal. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 4: ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM
This proposal presents shareholders with the opportunity to cast an advisory vote to approve our compensation program for our executive officers. We currently conduct advisory shareholder votes on our executive compensation program annually. Our executive compensation philosophy, and our compensation program, plans, and awards for 2016 for our named executive officers, are described above in "Compensation Discussion and Analysis" and in "Executive Compensation" with its accompanying tables and narrative discussions.
Our executive compensation program is intended to attract and retain qualified executives, and motivate them to achieve both short-term and longer-term business results that management and the Compensation Committee believe will drive shareholder returns over time. While we seek to maintain a consistent compensation program from year to year (generally comprised principally of salary, annual cash bonus potential, and annual time-based and performance-based equity awards), the Compensation Committee annually sets the details of the applicable compensation awards, including performance goals and the potential compensation levels that may be attained. Our named executive officers’ pay is heavily weighted toward performance-based compensation and equity-based awards. We believe that our compensation programs align our executives’ interests with those of our shareholders. We believe that the amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, although above median compensation can be earned when aggressive performance goals are achieved under our various incentive plans. We provide limited perquisites to executives, while including competitive health and welfare benefits, deferral rights, and limited severance rights. We do not provide pensions or supplemental retirement benefits to our executives.
Our Board recognizes the fundamental interest you, our shareholders, have in our executive compensation practices. We value your input on these matters and encourage you to contact the Board through one of the methods outlined above under “Other Board of Directors Information - Communications with the Board of Directors” should you have specific points of view or concerns that you would like the Board or the Compensation Committee to consider. Although this is an advisory vote, and the result accordingly will not be binding on the Board, our Compensation Committee will consider the outcome of the vote and any related communications from shareholders when evaluating the effectiveness of our compensation program and determining future plans and awards.
Based on the foregoing, the Board is seeking shareholder approval of the following:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement dated March 31, 2017, pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussions, is hereby APPROVED.
VOTE REQUIRED FOR APPROVAL
If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved our current executive compensation program. Abstentions and unvoted shares, including broker non-votes, will not be taken into account.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 5: ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM
This proposal requests shareholders to vote on whether the advisory vote to approve our executive compensation program (such as Item 4 above) should be held every one, two, or three years. Section 14A of the Securities Exchange Act requires shareholders to vote on this Item at least once every six years. In 2011, the Board recommended shareholders vote for the "one year" option, which shareholders approved and which was subsequently implemented by the Board. Although this vote is advisory in nature, the Board will consider the outcome of the vote and any related communications from shareholders when making a final determination, and anticipates that it will follow the shareholders' preference regarding the frequency of the advisory vote.
The Board of Directors once again recommends that the advisory vote to approve executive compensation be held annually and, therefore, that you vote for the “ONE Year” option on your proxy card.
In arriving at this recommendation, the Board has considered that, with an annual advisory vote, shareholders would be able to continue to provide us with direct and frequent feedback on our executive compensation program. Although our executive compensation program has significant components of longer-term compensation through time-based and performance-based equity awards, our awards to named executive officers are typically made annually, and improvements to our plans are often considered and adopted on an annual basis. As a result, we have determined that an annual shareholder vote would provide the Board and the Compensation Committee with valuable input on a regular basis as our executive compensation program evolves. Of course, we recognize that there may be administrative costs associated with such an annual vote, both to the company and to shareholders, and that the company has provided interested shareholders with other means to communicate with the Board on compensation matters. Accordingly, some shareholders may have different views regarding the best approach for us, and we welcome the shareholder vote on this question.
Based on the foregoing, the Board requests that shareholders vote on the following:
RESOLVED, that the company hold an advisory vote on its executive compensation program, as required under Section 14A of the Securities Exchange Act, every one, two, or three years, as indicated by the option receiving the highest number of shareholder votes.
VOTE REQUIRED FOR APPROVAL
The option for one-year, two-year, or three-year voting that receives the highest number of votes will be considered the frequency preferred by shareholders. Abstentions and unvoted shares, including broker non-votes, will not be taken into account.

The Board of Directors recommends that you vote for ONE Year as the frequency with which shareholders should be presented with the advisory vote to approve our executive compensation program.

ITEM 6: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to perform an integrated audit of the consolidated financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2017 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2017. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm, and it oversees the negotiation of the fees that are paid for these services. In the course of these responsibilities, the Committee periodically considers whether it would be in the company’s and shareholders’ interests to change the company’s independent registered public accounting firm. In addition, the Committee ensures the regular rotation of the lead audit partner, and in connection with that rotation, the Committee and its Chairman are involved in the selection of the new lead audit partner. A new lead audit partner was selected for the upcoming 2017 audit.
After reviewing the performance of PwC in the course of its 2016 audit and PwC’s independence, among other matters, the Audit Committee believes that the continued retention of PwC to serve as the company’s independent registered public accounting firm for 2017 is in the best interests of the company and its shareholders. Pursuant to this proposal, we are asking shareholders to ratify the Committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PwC for 2017, due to difficulties in making such a transition after the year has begun. In such a case, the Committee would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2018. PwC has been our external auditors continuously since 1998, when its predecessor merged with Coopers & Lybrand, which had been our external auditors continuously since 1984.
VOTE REQUIRED FOR APPROVAL
The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and unvoted shares, including broker non-votes, will not be taken into account.

The Board of Directors recommends that you vote FOR this proposal.
OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
Approval of Audit and Non-Audit Services
The Audit Committee of the Board of Directors requires that each engagement of PwC, or other appointed independent auditors, to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements arising between Committee meetings, not to exceed $50,000 in the aggregate), before engaging the independent auditor for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:

•
Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;

•
Consultations with the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC, Financial Accounting Standards Board, or other regulatory or standard setting bodies;

•	Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;

•	Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and

•	Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.
The Committee has not adopted any other policies or procedures that would permit Management to engage PwC or any other independent auditor for non-audit services without the specific prior approval of the Committee or its Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed for the fiscal years ended December 31, 2016 and 2015, by PwC:

Fees	2016	2015
Audit	$3,204,660	$2,600,273
Audit-related	81,500	153,584
Tax	17,839	16,129
Total	$3,303,999	$2,769,986
Audit fees. Amounts include professional services rendered for the integrated audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal control over financial reporting.
Audit-related fees. Amounts include PwC’s audit procedures in connection with our issuances of debt securities, various non-audit research and consultation, and acquisition-related items.
Tax fees. Amounts include fees for tax compliance, planning, consultation, and advice.
All of these fees were either pre-approved by the Audit Committee, or by its Chairman pursuant to delegated authority, as described above.
Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and will be available to respond to appropriate questions.

PROCEDURES FOR RECOMMENDATIONS AND NOMINATIONS OF DIRECTORS AND SHAREHOLDER PROPOSALS
To Recommend a Candidate for our Board of Directors
Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. Any shareholder desiring to propose a candidate for election to the Board may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by these procedures, the complete text of which can be found on our website at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Daniel P. Mascaro, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143. Upon receipt, the Secretary will forward the notice, and the other information provided, to the Committee.
Shareholders may recommend candidates to the Committee pursuant to the shareholder-proposed candidate procedures at any time. However, to be considered by the Committee in connection with Progressive’s 2018 Annual Meeting of Shareholders, the Secretary must receive the shareholder’s proposal, and the required information described above, on or before November 30, 2017.
It is the Committee’s policy to review and evaluate each candidate for nomination submitted by shareholders in accordance with the shareholder-proposed candidate procedures on the same basis as all other candidates, as previously discussed in "Item 1: Election of Directors - Selection of Nominees for Director." The Committee will give strong preference to candidates who are likely to be deemed independent under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffilliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of our common shares owned for more than two years). Upon the expiration of a director's term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee's judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.
We will not publicize any decision by the Committee not to nominate a particular individual for election to the Board, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so.
To Nominate a Person for Election as a Director under our Proxy Access Provisions
Under the proxy access provisions in our Code of Regulations, an Eligible Shareholder who complies with the provision may nominate one or more individuals for election to the Board of Directors at an annual shareholders’ meeting and have the nomination included in the company’s proxy statement for that meeting. An Eligible Shareholder is a record or beneficial owner (or group of up to 20 record and/or beneficial owners) who has owned continuously for at least 3 years at least 3% of our outstanding common shares. A shareholder cannot be a part of more than one group nominating individuals for any particular annual meeting. The proxy access provision includes rules to determine whether a record or beneficial holder “owns” the capital stock of the company for purposes of the proxy access provision and addresses the treatment of loaned shares and hedging transactions.
The number of nominees that can be nominated under the proxy access provision for any particular annual meeting cannot exceed one or 20% of the number of directors then in office (rounded down to the nearest whole number), whichever is greater, reduced by (a) the number of nominees for which the company has received nominations under a separate provision of our Code of Regulations related to shareholder nominations for director that are not intended to be included in the company’s proxy statement, (b) the number of directors or nominees that will be included in the proxy statement (as an unopposed (by the company) nominee) as a result of an agreement, arrangement or other understanding between the company and a shareholder, and (c) the number of directors then in office who were originally nominated and elected through the proxy access provisions and will again be included in the company’s proxy statement (except to the extent that any such director has served continuously for two terms as a nominee of the Board). If the company receives more nominations under the proxy access provision than are permitted, then the Eligible Shareholder with the largest stock ownership will be able to nominate one individual, and the Eligible Shareholder with the second largest stock ownership will be able to nominate one individual, and so on until the number of permitted nominations is reached.

The deadline for an Eligible Shareholder to submit a shareholder nomination under the proxy access provision for the 2018 Annual Meeting of Shareholders is December 4, 2017. For any nomination to be timely under the proxy access provision, the company must receive by the deadline the shareholder nomination and all required information and documentation described in our proxy access provision, and any supporting statement of 500 words or less that the Eligible Shareholder wishes to be included in the proxy statement. Shareholder nominations and related documentation should be sent to the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143.
The proxy access provision has a number of limitations and requirements related to director nominations by Eligible Shareholders, which can be found in our Code of Regulations.
To Make a Shareholder Proposal
Any shareholder who intends to present a proposal at the 2018 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, not later than December 4, 2017. Shareholder proposals which are not submitted in accordance with Rule 14a-8 must be submitted to us between January 12, 2018 and February 11, 2018, together with the supporting information required by our Code of Regulations, to ensure that they may be presented at our Annual Meeting in 2018. If a shareholder submits such a proposal after February 11, 2018, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 11, 2018, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.
HOUSEHOLDING
Securities and Exchange Commission regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.
We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by:
•calling toll-free 1-866-540-7095;

•	writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143; or
•email: investor_relations@progressive.com.
Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or addresses provided above.
CHARITABLE CONTRIBUTIONS
Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and do not exceed $3,000 for each employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors or executives may be affiliated as an executive officer, director, or trustee.
In addition, the Foundation sometimes contributes funds in honor of certain of our retiring executives and directors to qualified tax-exempt organizations chosen by the retiree. Within the preceding three years, no such contribution was made to a charitable organization in which any of our directors serves as a director, trustee, or executive officer.
OTHER MATTERS
The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated fee of $15,000 plus expenses. Proxies may also be solicited by our directors, officers, and employees without additional compensation.
If any other matters properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.
AVAILABLE INFORMATION
Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, our Code of Business Conduct and Ethics for directors, officers, and employees and our CEO/Senior Financial Officer Code of Ethics for our CEO, CFO, Chief Accounting Officer and a few other officers are available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.
We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2016 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2222, or email at investor_relations@progressive.com.
By Order of the Board of Directors.
Daniel P. Mascaro, Secretary
March 31, 2017

THE PROGRESSIVE CORPORATION
6300 WILSON MILLS RD.
MAYFIELD VILLAGE, OH 44143

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROGRESSIVE CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Stuart B. Burgdoerfer	☐	☐	☐
1b. Charles A. Davis	☐	☐	☐
1c. Roger N. Farah	☐	☐	☐
1d. Lawton W. Fitt	☐	☐	☐
1e. Susan Patricia Griffith	☐	☐	☐
1f. Jeffrey D. Kelly	☐	☐	☐
1g. Patrick H. Nettles, Ph.D.	☐	☐	☐
1h. Glenn M. Renwick	☐	☐	☐
1i. Bradley T. Sheares, Ph.D.	☐	☐	☐
1j. Barbara R. Snyder	☐	☐	☐

The Board of Directors recommends you vote for 1 Year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
5. Cast an advisory vote on the frequency of the shareholder vote to approve our executive compensation program; and	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
6. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.	☐	☐	☐

In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 31, 2017, is hereby acknowledged.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders should sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

E18885-TBD

THE PROGRESSIVE CORPORATION
Annual Meeting of Shareholders
May 12, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints John P. Sauerland, Daniel P. Mascaro, and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held on May 12, 2017, and at that meeting, and at any adjournment or postponement of that meeting, to vote and act with respect to all of The Progressive Corporation common shares, $1.00 par value, that the undersigned is entitled to vote, with all power the undersigned would possess if present in person, as follows:

This proxy, when properly executed, will be voted as specified by the shareholder. If no votes are specified, this proxy will be voted FOR the election of each of the ten nominees identified in Item 1 and FOR each of the proposals described in Items 2 through 6, except Item 5, which will be voted for ONE Year as the frequency of the advisory vote described in Item 5.

Continued and to be signed on reverse side

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